Exhibit 10.18

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT BOTH

(I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

ENSafrica

150 West Street

Sandown Sandton Johannesburg 2196

P O Box 783347 Sandton South Africa 2146

docex 152 Randburg

tel +2711 269 7600 fax +2711 269 7899

info@ENSafrica.com ENSafrica.com

EXECUTION VERSION

SHAREHOLDERS AGREEMENT

entered into between

BLYVOOR GOLD PROPRIETARY LIMITED

(Registration No. 2015/122164/07)

and

BLYVOOR GOLD RESOURCES PROPRIETARY LIMITED

(Registration No. 2016/357084/07)

and

ORION MINE FINANCE FUND II L.P.

and

STRATOCORP PROPRIETARY LIMITED

(Registration No. 2015/074376/07)

29.	SURVIVAL OF RIGHTS, DUTIES AND OBLIGATIONS	90

30.	WHOLE AGREEMENT, NO AMENDMENT	90

31.	PERSONAL RIGHTS	90

32.	SUCCESSOR BOUND	91

33.	NOTICES	91

34.	GOVERNING LAW AND SUBMISSION TO JURISDICTION	92

35.	NO CESSION AND ASSIGNMENT	93

36.	COSTS	93

37.	STIPULATIO ALTERI	93

38.	EXECUTION IN COUNTERPARTS	93

WHEREBY IT IS AGREED AS FOLLOWS:

1.	INTERPRETATION AND PRELIMINARY

The headings of the clauses in this Agreement are for the purpose of convenience and reference only and shall not be used in the interpretation of nor modify nor amplify the terms of this Agreement nor any clause hereof. Unless a contrary intention clearly appears -

1.1.	words importing -

1.1.1.	any one gender include the other two genders; and

1.1.2.	the singular include the plural and vice versa;

1.2.	the following terms shall have the meanings assigned to them hereunder and cognate expressions shall have corresponding meanings, namely –

1.2.1.	“Additional Deemed Offer Equity Interest” shall have the meaning ascribed thereto in clause 9.2.2;

1.2.2.	“Additional Offer Equity Interest” shall have the meaning ascribed thereto in clause 8.1.2;

1.2.3.	“Affiliate” means (i) with respect to any juristic person, any other Person that, directly or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such person, (ii) with respect to any trust, any trustee or beneficiary of such trust, or any spouse, parent, legal guardian, child (whether step-child, biological or adopted child) or sibling of any such trustee or beneficiary and (iii) with respect to any natural person, (a) any spouse, parent, legal guardian, child (whether step-child, biological or adopted child) or sibling of such natural person, (b) any trust where such natural person or any of the persons listed under (iii)(a) is a trustee or a beneficiary of such trust and (c) any company where such natural person or any of the persons listed under (iii)(a) is a shareholder or a director of such company;

1.2.4.	“Agreement” means this shareholders’ agreement together with all annexures hereto (if any), in each case as the same may be amended, restated, amended and restated, supplemented, modified or superseded from time to time in accordance with the terms hereof;

1.2.5.	“Applicable Laws” means any law (including common law and equity), any international or other treaty, any domestic or foreign constitution or any multinational, federal, provincial, territorial, state, municipal, county or local statute, law, ordinance, code, rule, regulation, Order (including any securities laws or requirements of stock exchanges and any consent, decree or administrative Order), or Licence of a Regulatory Authority, in each case to the extent applicable to and legally binding upon or having the force of law over any specified Person, property, transaction or event, or any of such Person’s property or assets;

1.2.6.	“Arbitration Rules” means the LCIA Arbitration Rules of the London Court of International Arbitration;

1.2.7.	“B-BBEE” means broad-based black economic empowerment as contemplated in the B-BBEE Act;

1.2.8.	“B-BBEE Act” means the South African Broad-Based Black Economic Empowerment Act, No. 53 of 2003;

1.2.9.	“B-BBEE Legislation” means each and all of –

1.2.9.1.	the relevant provisions of the MPRDA;

1.2.9.2.	the B-BBEE Act;

1.2.9.3.	the Codes; and

1.2.9.4.	the Mining Charter;

1.2.10.	“B-BBEE Requirements” means the B-BBEE requirements applicable from time to time to entities in the minerals industry, as contained in the B-BBEE Act, the MPRDA, the regulations published under the MPRDA, the Mining Charter, material terms and conditions of the Mining Right (including in particular clause 13.1.2 of the Mining Right) and conditions and requirements otherwise imposed by the DMR and the Codes in so far as they apply to the minerals industry;

1.2.11.	“B-BBEE Status” means the B-BBEE status or rating of a Person under the B-BBEE Legislation;

1.2.12.	“Black Persons” means “Black Persons” as defined in the B-BBEE Act;

1.2.13.	“Blyvoor Disposing Shareholder” shall have the meaning ascribed thereto in clause 8.3.1;

1.2.14.	“Blyvoor Equity Interest” shall have the meaning ascribed thereto in clause 8.3.1;

1.2.15.	“Blyvoor Equity Interest Amount” shall have the meaning ascribed thereto in clause 17.1;

1.2.16.	“Blyvoor Gold” means Blyvoor Gold Proprietary Limited (Registration No. 2015/122164/07), a private limited liability company duly registered and incorporated in accordance with the company laws of South Africa;

1.2.17.	“Blyvoor Gold Put Option” shall have the meaning ascribed thereto in clause 10.4.1;

1.2.18.	“Blyvoor Gold Put Option Election Notice” shall have the meaning ascribed thereto in clause 10.4.1.3;

1.2.19.	“Blyvoor Gold Put Option Equity Interest” shall have the meaning ascribed thereto in clause 10.4.1;

1.2.20.	“Blyvoor Gold Put Option Event” shall have the meaning ascribed thereto in clause 10.4.1.1;

1.2.21.	“Blyvoor Gold Put Option Period” shall have the meaning ascribed thereto in clause 10.4.1.2;

1.2.22.	“Blyvoor Offer” shall have the meaning ascribed thereto in clause 8.3.1.2;

1.2.23.	“Blyvoor Operations” means Blyvoor Gold Operations Proprietary Limited (Registration No. 2015/252759/07), a private limited liability company duly registered and incorporated in accordance with the company laws of South Africa;

1.2.24.	“Blyvoor Undesirables” means [****]

1.2.25.	“Board” means the board of directors of the Company as constituted from time to time;

1.2.26.	“Bridge Loan Agreement” means the term facility agreement, entered into, or to be entered into, between Orion as lender and the Project Company, as borrower, providing for a bridge loan facility of up to USD 5,000,000 (five million United States Dollars), as it may be amended from time to time;

1.2.27.	“Business” means the business of the Project Company as set forth in the Mine Plan, being developing, constructing, owning, operating, and extracting mineral resources from, the Mine (including the ownership of all assets and possession of Licenses and rights (including the Mining Right) required for such business;

1.2.28.	“Business Day” means any day, other than (i) a Saturday, Sunday or statutory holiday in any one of Johannesburg, Republic of South Africa, New York City, New York, Hamilton, Bermuda or London, England, or (ii) a day on which banks are generally closed in any one of those cities;

1.2.29.	“Changed Legislation” shall have the meaning ascribed thereto in clause 18.3.1;

1.2.30.	“Cession in Security” means the cession in security agreement amongst the Security Agent, the Project Company and the Guarantors in terms of which the Project Company and the Guarantors cede in securitatem debiti the Secured Assets (as defined therein) in accordance with the terms of the agreement;

1.2.31.	“Codes” means the Code of Good Practice on the Black Economic Empowerment gazetted on 11 October 2013 by the Department of Trade and Industry in terms of the B-BBEE Act, and any replacement or amended Codes;

1.2.32.	“Come Along Equity Interest” shall have the meaning ascribed thereto in clause 13.2;

1.2.33.	“Come Along Notice” shall have the meaning ascribed thereto in clause 13.2;

1.2.34.	“Commission” means the South African Companies and Intellectual Property Commission established by section 185 of the Companies Act;

1.2.35.	“Companies Act” means the Companies Act, No. 71 of 2008 of the Republic of South Africa, together with the Companies Regulations 2011, promulgated thereunder;

1.2.36.	“Company” means Blyvoor Gold Resources Proprietary Limited (Registration No. 2016/357084/07), a private limited liability company duly registered and incorporated in accordance with the company laws of South Africa;

1.2.37.	“Company Group” means, collectively, the Company and (if any) all of its subsidiaries, including the Project Company;

1.2.38.	“Company Group Funding” shall have the meaning ascribed thereto in clause 14.3;

1.2.39.	“Competitor Entity” shall have the meaning ascribed thereto in clause 16.2;

1.2.40.	“Compliance Laws” means:

1.2.40.1.	the Prevention and Combating of Corrupt Activities Act, No. 12 of 2004;

1.2.40.2.	the Prevention of Organised Crime Act, No. 121 of 1998;

1.2.40.3.	the United Kingdom Bribery Act 2010;

1.2.40.4.	the United States Foreign Corrupt Practices Act of 1977;

1.2.40.5.	any Applicable Law, rule, or regulation promulgated to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed on 17 December 1997;

1.2.40.6.	the Financial Intelligence Centre Act, No. 38 of 2001 and the Protection of Constitutional Democracy Against Terrorist and Related Activities Act, No. 33 of 2004 and any other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” Applicable Law, including any regulations, guidelines or orders thereunder;

1.2.40.7.	any Sanctions; and

1.2.40.8.	any other Applicable Law of similar purpose and scope in any applicable jurisdiction,

(which shall each be deemed, for the purposes of this Agreement, to apply to each member of the Company Group as if it was subject to such laws in all respects); and

1.2.40.9.	any anti-corruption, bribery, money laundering and/or sanctions laws or regulations and any other Applicable Law of similar purpose and scope in any applicable jurisdiction; applicable to the Company Group and the Business on and following the Effective Date, in each case as amended from time to time;

1.2.41.	“Condition Precedent” means the condition precedent in clause 2.1;

1.2.42.	“Confidential Information” shall have the meaning ascribed thereto in clause 21.2;

1.2.43.	Construction Budget means the detailed ZAR 870,700,000 (eight hundred and seventy million seven hundred thousand rand) budget for the construction of the Mine, as set forth at Schedule 1.1.42 of the Subscription Agreement, as the same may be amended, revised, supplemented or replaced from time to time in accordance with the terms of the Gold Streaming Agreement;

1.2.44.	“Contract” means any agreement, contract, lease, licence or mineral claim, and includes, without limitation, (i) any unilateral instrument such as a mortgage, deed of trust, debenture, note or indenture, provided the same creates a legally valid and binding contractual obligation of the grantor thereunder, enforceable by the grantee in accordance with its terms and (ii) any agreements, contracts, licences, servitudes, easements or mineral claims;

1.2.45.	“Contributing Shareholder” shall have the meaning ascribed thereto in clause 14.5;

1.2.46.	“Control” means, without limiting the generality of the term, in relation to a juristic Person the ability of another person, directly or indirectly, to ensure that the activities and business of that juristic Person are conducted in accordance with the wishes of the latter person, and the latter Person shall be deemed to so control the juristic Person if the latter Person owns, directly or indirectly, the majority of the issued shares, members’ interest or equivalent equity, and/or holds, directly or indirectly, the majority of the voting rights in the juristic person, or the latter Person has the right to receive the majority of the income of that juristic Person on any distribution by it of all of its income or the majority of its assets on a winding-up, and/or holds the right, through shareholding or otherwise, to control the composition of the board of directors of the company (including by holding the right, directly or indirectly, to appoint or remove a majority of the directors), and Controlling, Controlled, Controlled by and under common Control with shall be construed accordingly;

1.2.47.	“Controlling Shareholder” means, in respect of any juristic Person which is or may become a Shareholder, each Person who Controls such Person as at the date on which the juristic person acquires or is issued Shares or if Control in such Shareholder passes to any third party and clause 8 (Pre-emption) is not or cannot be invoked, such new Person who then Controls such third party;

1.2.48.	“Credit Agreement” means the credit agreement the IDC as lender and the Project Company, as borrower, providing for the Credit Facility, as it may be amended from time to time;

1.2.49.	“Credit Facility” means the senior secured loan facility provided for by the Credit Agreement up to ZAR 110,000,000 (one hundred and ten million Rand) for the construction and operation of the Mine;

1.2.50.	“Deed of Adherence” means a deed of adherence in the form or substantially in the form set out in Annexure B or as amended by written agreement between the Parties;

1.2.51.	“Deemed Offer Event” shall have the meaning ascribed thereto in clause 9.2.1;

1.2.52.	“Defaulting Shareholder” shall have the meaning ascribed thereto in clause 8.1.5;

1.2.53.	“Director” means a member of the Board, as contemplated in section 66 of the Companies Act and includes any Person occupying the position of Director, by whatever name designed, and “Directors” shall have a corresponding meaning;

1.2.54.	“Dispose” means to sell, donate, exchange, cede, assign, unbundle, distribute, dispose of or otherwise alienate or transfer (whether in whole or in part), including any back-to-back arrangement or transaction or series of arrangements or transactions, cession of any rights, grant of any options or any other transaction which has the same economic effect or agree, whether or not subject to any suspensive, resolutive or other condition, to do any of the foregoing, and “Disposal”, “Disposed” and “Disposing” shall be construed accordingly;

1.2.55.	“Disposing Shareholder” shall have the meaning ascribed thereto in clause 8.1.1;

1.2.56.	“Disposing Shareholder Price” all have the meaning ascribed thereto in clause 8.3.1.2;

1.2.57.	“Disproportionate Loan” shall have the meaning ascribed thereto in clause 14.7;

1.2.58.	“Dispute” shall have the meaning ascribed thereto in clause 26.1;

1.2.59.	“DMR” means the South African Department of Mineral Resources;

1.2.60.	“EA” means the environmental management programme approved by the Department of Mineral Resources for the Mining Right on 20 August 2001 as may be amplified and/or amended from time to time;

1.2.61.	“Effective Date” means the date on which the Condition Precedent is fulfilled or waived, as the case may be;

1.2.62.	“Empowered Persons” means —

1.2.62.1.	a natural person who is a Black Person; or

1.2.62.2.	a trust created for the benefit of Black Persons and whose trustees are majority Black persons; or

1.2.62.3.	a company and/or close corporation which is 100% (one hundred percent) owned, directly or indirectly, by Black Persons (applying the Flow-through Principle as defined in the Codes);

1.2.63.	“Encumberance” means any claim, charge, mortgage, lien, option, equity, power of sale, hypothecation, usufruct, retention of title, right of pre-emption, suretyship, cession in security, assignment, notarial bond, encumbrance, pledge, right of first refusal or any other security interest, agreement or arrangement of any kind, or any agreement, arrangement or understanding (whether or not subject to any suspensive, resolutive or other condition) to create any of the above; and “Encumber” and “Encumbered” shall have the corresponding meanings;

1.2.64.	“Environment” means the environment as defined in section 1 of NEMA and the term “Environmental” and other cognate terms shall be construed accordingly;

1.2.65.	“Environmental Authority” means any legal Person or body of persons (including any Regulatory Authority or courts or tribunals) having jurisdiction to determine any matter arising under Environmental Laws and/or relating to the Environment;

1.2.66.	“Environmental Laws” means all Applicable Laws (including general remedies under the common law or civil code), statutes, regulations, statutory guidance notes and final and binding court and other tribunal decisions whose purpose is:

1.2.66.1.	to protect, or prevent pollution of, or to remedy damage to, the Environment;

1.2.66.2.	to protect or prevent or compensate harm to human health and safety;

1.2.66.3.	to regulate emissions, discharges or releases of Hazardous Substances into the Environment; or

1.2.66.4.	to regulate the use, treatment, storage, burial, disposal, transport or handling of Hazardous Substances,

and all by laws, codes, regulations, decrees or orders issued or promulgated or approved thereunder for such purposes to the extent that the same have force of law;

1.2.67.	“Environmental Obligations” means all past, present and future embedded Environmental obligations and liabilities of the Company Group under Environmental Laws which are in relation to: (i) the Mining Rights and/or (ii) the Mining Areas, whether caused by any member of the Company Group or not and whether known or unknown, including (without limitation) any such obligations and liabilities of the Company Group relating to such rights, areas and properties:

1.2.67.1.	under, in relation to or arising as a consequence of negligence or breach of or liability under common law, Environmental Law or Health and Safety Laws, including without limitation all such obligations and liabilities in respect of (including those which may give rise to any fine or claim for all or any portion of the costs or expenses associated with) the rehabilitation, reclamation, remediation, treatment, implementation of anti- pollution measures, anti-flooding measures, dewatering and ongoing water management obligations or clean-up of (i) the Mining Areas, (ii) any other areas over which the Business is conducted or (iii) any land or water which is or has previously been affected by the operations carried out by the Company Group, including without limitation any and all claims against any Company Group member in respect of non-point sources of significant contamination as a result of transboundary migration of significant contamination from the Mining Areas or any other areas over which the Business is conducted;

1.2.67.2.	involving any Hazardous Substance, damage or harm to the Environment (irrespective of whether it is actual, latent or residual or whether it arises or is likely to arise at a different time from the actual activity that causes the contamination or whether it arises through an act or activity of any Person that results in a change to the pre-existing contamination), site assessment or characterisation, remediation (including operation and maintenance), mine closure, treatment, containment, mitigation, removal, monitoring, assessing, resource damage, harm to a resource, enforcement proceedings, directives, compliance notices, other remediation or administrative orders, citizen suits, property damage, economic loss, personal injury or death of any employee or other individual, occupational or other exposure or actions whether claimed or instituted by one or more private parties (including the Parties hereto) or Regulatory Authorities);

1.2.67.3.	in relation to the management, pumping and treatment of water, including the Company Group’s obligations arising from any directive issued by the Department of Water and Sanitation in respect of water pumping costs;

1.2.67.4.	relating to Environmentally related impacts on human health,

and/or all Taxes in relation to the aforegoing;

1.2.68.	“Environmental Permits” means all Licences issued by any Environmental Authority pursuant to any Environmental Laws (including environmental authorisations and environmental management programmes) with respect to the Business of the Project Company, including all the terms and conditions, amendments, variations, modifications or transfers from time to time;

1.2.69.	“Equator Principles” means those principles so entitled and described in ‘The ‘Equator Principles’ – a financial industry benchmark for determining, assessing and managing social and environmental risk in projects” dated June 2013, as amended, supplemented or replaced from time to time;

1.2.70.	“Equity Interest” means, in relation to a Shareholder, collectively all Loan Accounts and Shares held by, or owing to, such Shareholder;

1.2.71.	“Expert” shall have the meaning ascribed thereto in clause 17.1;

1.2.72.	“Fair Value” shall be determined in accordance with the provisions of clause 17 (Determination of Fair Value);

1.2.73.	“File” shall have the meaning ascribed thereto in the Companies Act, and “Filed” shall have a corresponding meaning;

1.2.74.	“Funder Deed of Adherence” means a deed of adherence in the form or substantially in the form set out in Annexure C or as amended by written agreement between the Parties;

1.2.75.	“Funding” shall have the meaning ascribed thereto in clause 14.2;

1.2.76.	“Funding Notice” shall have the meaning ascribed thereto in clause 14.4;

1.2.77.	“General Notarial Bond” means the general notarial continuing covering bond over all movable assets of the Project Company, owned now or in the future, to be granted and executed by the Project Company in favour of the Security Agent to secure the Project Company’s indebtedness to the Security Agent and registered in the relevant Deeds Registries Office in terms of the Deeds Registries Act No. 47 of 1937;

1.2.78.	“Good Industry Practice” means, in relation to any decision or undertaking, the exercise of a degree of diligence, skill, care and prudence which would reasonably be expected to be observed by skilled and experienced professionals in the South African or international mining industry (whichever standard is higher) engaged in the same type of undertaking under the same or similar circumstances;

1.2.79.	“Gold Streaming Agreement means the purchase and sale agreement (gold) entered into, or to be entered into, by Orion OMF (as purchaser) and the Project Company (as the seller) on or about the Signature Date;

1.2.80.	“Group” means, in relation to a Person that is a juristic person, that Person and such Person’s Affiliates from time to time;

1.2.81.	“Guarantee” means, with respect to any Person, any direct or indirect liability, contingent or otherwise, of such Person with respect to any indebtedness, letter of credit, lease, dividend or other obligation of another, including any such obligation directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business) or discounted or sold with recourse by such Person, or in respect of which such Person is otherwise directly or indirectly liable, including any such obligation in effect guaranteed by such Person through any agreement (contingent or otherwise) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain the solvency or any balance sheet or other financial condition of the obligor of such obligation (including keep-well covenants), or to make payment for any products, materials or supplies or for any transportation or services regardless of the non-delivery or non-furnishing thereof, in any such case if the purpose or intent of such agreement is to provide assurance that such obligation will be paid or discharged, or that any agreements relating thereto will be complied with, or that the lender of such obligation will be protected against loss in respect thereof. The amount of any guarantee shall be equal to the outstanding principal amount of the obligation guaranteed or such lesser amount to which the maximum exposure of any Guarantor shall have been specifically limited;

1.2.82.	“Guarantor” means any of Blyvoor Gold and the Company and any other Person that is required to provide a Guarantee from time to time further to the Gold Streaming Agreement;

1.2.83.	“Hazardous Substance” means all pollutants, contaminants, hazardous, flammable, toxic, radio-active, corrosive or caustic substances, or otherwise hazardous substances, materials and waste, whether solid, liquid, gaseous or vapour, or all substances which, although not inherently hazardous, have the potential to disrupt any ecological balance or harm, pollute or contaminate the Environment in any way, whether alone or in combination with any substance and whether or not such pollutant, contaminant, substance, material or waste is referred to specifically in or regulated under any of the Environmental Laws and “Hazard Substances” shall be construed accordingly;

1.2.84.	“Health and Safety Laws” means all laws (common and statutory) (including but not limited to the Occupational Health and Safety Act, No. 85 of 1993 and the Mine Health and Safety Act, No. 29 of 1996), national and provincial statutory instruments, local government by-laws relating to the health and safety of employees and those affected by operations of the Company Group, government notices regulations, orders, or judgements of any court, administrative or regulatory authorities, national government, provincial government, local government or any other body with responsibility for the protection of the health and safety of Employees and those affected by operations of the Company Group);

1.2.85.	“IDC” means the Industrial Development Corporation of South Africa;

1.2.86.	“IFC Standards” means, collectively, the International Finance Corporation’s Performance Standards on Social and Environmental Sustainability dated 1 January 2012 and its Environmental Health and Safety (EHS) Guidelines, each as amended, supplemented or replaced from time to time;

1.2.87.	“Immediate Relation” of a Shareholder which is a natural Person means a Person who is –

1.2.87.1.	that Shareholder’s spouse; or

1.2.87.2.	a child (whether step-child, biological or adopted child) of that Shareholder,

and “Immediate Relations” shall have a corresponding meaning;

1.2.88.	“Insolvency Act” means the South African Insolvency Act No. 24 of 1936;

1.2.89.	“Insolvency Event” means any of the following events or circumstances -

1.2.89.1.	in respect of any juristic Person:

1.2.89.1.1.	it files any application or action or a meeting of the directors or shareholders of that Party is convened to consider the passing of, or a resolution is passed or filed (in the case of business rescue proceedings pursuant to the provisions of Chapter 6 of the Companies Act) for the administration, custodianship, receivership, bankruptcy, liquidation, sequestration, winding-up, dissolution or placing under supervision for business rescue proceedings of it or its estate, whether provisionally or voluntarily; and/or

1.2.89.1.2.	any proceedings are started or steps are taken or instituted against it for a liquidation order or provisional liquidation order to be made in relation to it or for its winding-up, dissolution or reorganisation or business rescue proceedings or scheme of compromise or for the appointment of a business rescue practitioner, trustee, liquidator or similar officer in relation to it or its assets; and/or

1.2.89.1.3.	an application is made by any affected Person for an order placing it under supervision for business rescue proceedings as contemplated in section 131(1) of the Companies Act; and/or

1.2.89.1.4.	it is (or admits inability) or becomes unable to pay its debts generally as they fall due or it is (or admits to being) otherwise insolvent or stops, suspends or threatens to stop or suspend payment of all or a material part of its debts or proposes or seeks to make or makes a general assignment or takes any steps for the purposes of making any arrangement, compromise or composition with or for the benefit of its creditors or a moratorium is agreed or declared in respect of or affecting all or a material part of its indebtedness; and/or

1.2.89.1.5.	any receiver, administrative receiver, administrator, compulsory manager, judicial custodian, liquidator or practitioner or the like is lawfully appointed in respect of it or any material part of its assets or revenues or it requests any such appointment; and/or

1.2.89.1.6.	it commits an act which, if committed by an individual, would constitute an act of insolvency contemplated in the Insolvency Act or similar legislation of any other jurisdiction applicable to such Person; and/or

1.2.89.1.7.	it convenes a meeting for the purposes of passing a special resolution for its voluntary winding up (solvent or insolvent) for filing with the Commission or similar regulatory body in any other jurisdiction where such Person is domiciled; and/or

1.2.89.1.8.	it fails to satisfy a judgment debt or to take steps to have any judgment against it set aside within 10 (ten) Business Days after such judgment has come to the attention of such Person; and/or

1.2.89.1.9.	it takes or institutes any proceeding or other step with a view to the general readjustment, rescheduling or deferral of its indebtedness (or any part thereof which it would otherwise be unable to pay when due) or proposes to take any such step; and

1.2.89.2.	in respect of any natural Person or trust (as applicable):

1.2.89.2.1.	he files any application or action for relief under any insolvency law with the object of him being sequestrated in his jurisdiction, whether provisionally or finally and whether compulsory sequestration or a voluntary surrender; and/or

1.2.89.2.2.	any proceedings are started or steps are taken or instituted against him (but excluding any such steps or proceedings which are frivolous or have no prospect of success), for a sequestration order or provisional sequestration order to be made in relation to him or for the appointment of a curator, practitioner or similar officer in relation to him or his estate; and/or

1.2.89.2.3.	he is unable (or admits inability) to pay his debts generally as they fall due, or he is (or admits to being), otherwise insolvent or stops or suspends payment of all or a material part of his debts or convenes a meeting or takes any steps for the purposes of making any arrangement, compromise or composition for the benefit of his creditors; and/or

1.2.89.2.4.	any curator, practitioner or similar officer is lawfully appointed in respect of him or any material part of his estate or he requests any such appointment; and/or

1.2.89.2.5.	he commits an act of insolvency as described in the Insolvency Act; and/or

1.2.89.2.6.	he becomes over-indebted or undergoes debt counselling in terms of the Insolvency Act or similar process under such other legislation in any other jurisdiction; and/or

1.2.89.2.7.	he enters into or negotiates in preparation for entering into a reorganisation of his debts or negotiating a moratorium with his creditors or entering into a composition or a compromise with his creditors; and/or

1.2.89.2.8.	he publishes a notice of voluntary surrender of his estate in terms of the Insolvency Act or similar legislation in any other jurisdiction applicable to such Person and such notice is not withdrawn, as contemplated in the Insolvency Act or in terms of the relevant section of the legislation of such foreign jurisdiction, within 30 (thirty) Business Days from the date of its publication; and/or

1.2.89.2.9.	he fails to satisfy a judgment debt or an arbitration award within 30 (thirty) Business Days from the date of its granting unless such judgment debt is being appealed against and a notice for leave of such appeal has been filed with the relevant court or such arbitration award is being challenged for review and the relevant notice thereof has been lodged with the relevant tribunal;

1.2.90.	“Intercreditor Agreement” means an intercreditor agreement between, inter alios, Orion and IDC as lender under the Credit Agreement;

1.2.91.	“Interested Shareholders” shall have the meaning ascribed thereto in clause 9.2.1;

1.2.92.	“Key Transaction Documents” means, collectively, the Subscription Agreement, the Gold Streaming Agreement, the Bridge Loan Agreement, the Tailings Direct Agreement, this Agreement, the Credit Agreement, the Intercreditor Agreement, the Subordination Agreement and the Offtake Agreement;

1.2.93.	“LIBOR” means the London Interbank Offered Rate for one month deposits of the relevant currency published by the Financial Times London Edition on the first day of the period to which the interest applies, provided that if the rate is less than 0% (zero percent), London Interbank Offered Rate shall be deemed to be 0% (zero percent) or such other rate that the Parties may agree to in writing;

1.2.94.	“Licence” means any authorization, approval, consent, concession, exemption, licence, lease, grant, permit, franchise, right, privilege or no- action letter from any Regulatory Authority having jurisdiction with respect to any specified person, property, transaction or event, or with respect to any of such Person’s property or business and affairs (including any zoning approval, mining permit, development permit or building permit) or from any Person in connection with any easements, contractual rights or other matters;

1.2.95.	“Liquidity Event” shall have the meaning ascribed thereto in clause 23 (Failure To Timeously Achieve a Liquidity Event);

1.2.96.	“Listing” means:

1.2.96.1.	a successful application being made for the admission of the issued Shares of the Company to trading on the London Stock Exchange, the Alternative Investment Market of the London Stock Exchange, the Toronto Stock Exchange or the New York Stock Exchange (or such other recognised stock exchange as is agreed to in writing by all of the Shareholders); or

1.2.96.2.	the grant of permission to deal in the issued Shares of the Company on the London Stock Exchange, the Alternative Investment Market of the London Stock Exchange, the Toronto Stock Exchange or the New York Stock Exchange (or such other recognised stock exchange as is agreed to in writing by all of the Shareholders), in each case, that results in a listing of such class of securities on a public securities market, whether effected by way of a new issue of shares, an introduction, a placing or otherwise, that (i) satisfies the minimum liquidity requirements pertaining to shares held by the public of the relevant exchanges or markets and (ii) has sufficient liquidity and a sufficient level of daily volume such that any Shareholder could reasonably sell its Shares at the then prevailing market price within 4 (four) months of such listing;

1.2.97.	“Loan Account” means all and any claims on loan account which any Shareholder may have against the Company from time to time, and “Loan Accounts” shall be construed accordingly;

1.2.98.	“Long-stop Date” means the date falling 4 (four) months following the Signature Date (or such other date as the Parties agree in writing on or before that date);

1.2.99.	“Loss” or “Losses” means any loss of whatever description, including, but not limited to, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities (including contingent liabilities), Taxes, compensation (including compensation paid or payable to any employee), expenses and fees (including reasonable fees and expenses of attorneys, counsel, accountants, consultants and experts arising out of actions, applications, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, interdicts, judgements, orders (including for specific performance), decrees, directives, rulings, liens and obligations), in each case (i) including any reduction in the value of the Shares held by Orion; but (ii) excluding all consequential, indirect, special, exemplary and punitive losses and damages (other than as contemplated above);

1.2.100.	“Majority Shareholder” shall have the meaning ascribed thereto in clause 13.2;

1.2.101.	“Material Adverse Effect”

1.2.101.1.	means (i) any Loss incurred or suffered by the Company Group exceeding USD 5,000,000 (five million United States Dollars), in the aggregate, or (ii) any effect that, when taken individually or together with all other events, occurrences, changes or effects has, or could reasonably be expected to have, a “material adverse effect” on:

1.2.101.1.1.	the operations, results of operations, business, affairs, properties, assets, prospects, liabilities and obligations (contingent or otherwise), capitalization or condition (financial or otherwise) of (a) the Project Company or (b) any member of the Company Group;

1.2.101.1.2.	the Mine, including (a) the ability of the Project Company to develop or operate the Mine substantially in accordance with the Mine Plan in effect at the time of the occurrence of the relevant change, event, occurrence, circumstance, fact or effect, or (b) any significant decrease to expected gold production from the Mine based on the Mine Plan in effect at the time of the occurrence of such change, event, occurrence, circumstance, fact or effect; or

1.2.101.1.3.	the ability of any member of the Company Group to perform its obligations under any Transaction Document to which it is a party, but only for so long as Orion, Orion OMF or any of their respective Affiliates remains a party under any of the Key Transaction Documents;

1.2.101.1.4.	the validity or enforceability of any of, or the effectiveness or ranking of any Security granted or purporting to be granted pursuant to any of, the Key Transaction Documents, but (in relation to the Stream Documents) only for so long as Orion remains a party under any of the Stream Documents; or

1.2.101.1.5.	the rights and remedies of Orion or Orion OMF (or any of their respective Affiliates) under any of the Key Transaction Documents, but only for so long as Orion, Orion OMF or any of their respective Affiliates remains a party under any of the Key Transaction Documents.

1.2.101.2.	For the purposes of clauses 1.2.101.1.1 and 1.2.101.1.2, an adverse effect shall be deemed to be material and constitute a ‘Material Adverse Effect’ where an independent professional, reasonably skilled and experienced in the South African mining industry, could reasonably conclude that the effect in question has or could result in a reasonably significant negative impact on the Project Company, any member of the Company Group and/or the Mine (as applicable);

1.2.102.	“Material Contracts” means the Contracts listed in Schedule 9.4 of the Subscription Agreement and any other Contract (other than Stream Documents and other Key Transaction Documents) to which the Project Company or any Guarantor is a party (i) involving aggregate (x) future expenditure exceeding USD 7,000,000 (seven million United States Dollars) or (y) revenue of more than USD 7,000,000 (seven million United States Dollars), in each case in any 12 (twelve) month period or (ii) the loss or termination of which could reasonably be expected to result in a Material Adverse Effect;

1.2.103.	“Mine” means the Blyvoor gold mine being, or to be, developed, constructed, owned and operated by the Project Company, being the mining operations, the gold processing plant operations, and all operations and activities incidental thereto and related infrastructure established to access and mine minerals in terms of the Mining Right on the Mining Areas, including (i) the number 5 shaft and gold processing plant located on an area within the immovable property described as Remaining Extent of Portion 24 of the Farm Doornfontein No. 118 1.Q, Gauteng Province and shall include all associated surface and underground equipment, structures, erections and infrastructure located within such area and such other infrastructure located elsewhere in the Mining Area which the Project Company has the right to access or use for the purposes of the mining operations, and (ii) all other movable equipment related to such mine and mining operations located on the Mining Areas;

1.2.104.	“Mine Agreements” means all Contracts of the Project Company and any other Guarantor relating to: (i) the ownership, lease or use of the Mine or the Project Property; (ii) the development, construction and mining operations of the Mine; (iii) the sale or disposition of Minerals from the Mine, including sales, royalty, gold streaming and off-take agreements and other similar arrangements; access to and use of the Tailing Facilities or any other Tailings storage facility and (iv) any option, right of first refusal or right, title, interest, reservation, claim, rent, royalty, or payment in the nature of rent or royalty, or right capable of becoming an option, right of first refusal or right, title, interest, reservation, claim, rent, royalty, or payment in the nature of rent or royalty, in respect of the Project Property, or the Minerals produced or proceeds therefrom, in each case, whether entered into prior to or after the date of the Gold Streaming Agreement;

1.2.105.	“Mine Plan” means the development or mine plan, as applicable, for the Mine, as approved by the board of directors of the Project Company and the DMR where required, as the same may be amended, revised, supplemented or replaced from time to time in accordance with the terms of this Agreement and the Applicable Laws. As of the date hereof the Mine Plan is the mine plan provided for in the technical report titled “An Independent National Instrument 43-101 Technical Report on the Blyvoor Gold Mine, South Africa” with an effective date of 1 June 2018 prepared for the Seller by D van Heerden, Director, Minxcon (Pty) Ltd;

1.2.106.	“Minerals” means any and all marketable metal bearing material in whatever form or state that is mined, produced, extracted or otherwise recovered from or pursuant to the Project Real Properties, including any such material derived from any processing or reprocessing of any Tailings, waste rock or other waste products originally derived from the Project Real Properties, and including ore, concentrate and doré and any other products resulting from the further milling, processing or other beneficiation of Minerals;

1.2.107.	“Mining Areas” shall bear the meaning ascribed thereto in section 1 of the MPRDA in respect of the Mining Right including, the areas outlined in green and in yellow on the first and second maps (respectively) set out in Schedule 1.1.198 to the Subscription Agreement;

1.2.108.	“Mining Titles Office” means the Mineral and Petroleum Titles Registration Office contemplated in section 2 of the Mining Titles Registration Act, No. 16 of 1967;

1.2.109.	“Mining Charter” means the Broad-Based Socio-Economic Empowerment Charter for the South African Mining Industry, developed in terms of section 100 of the MPRDA, as amended from time to time;

1.2.110.	“Mining Licenses” means any Licences required under Applicable Laws for purposes of constructing and/or operating the Mine and/or selling and/or exporting of gold and gold credits;

1.2.111.	“Mining Real Property” means all usufruct rights and/or access or services servitudes over immovable properties, or portions of immovable properties, in the Mining Areas which are or may be accessed, used, required and/or occupied for the purposes of the Mine (including those usufructs and servitudes over the Usufruct and Servitude Properties, the Mining Right, the Project Company’s rights under and in connection with each of the Tailings Access Agreement and, once executed, the Tailings Direct Agreement, all real property interests, mineral claims, mineral leases and other mineral rights, concessions and interests, and all surface access rights relating to the Mine but specifically excluding the property located at No. 9, 5th Street, Houghton Estates, Gauteng Province, South Africa);

1.2.112.	“Mining Right” means the mining right (DMR reference: GP 30/5/1/2/2/143MR) converted in terms of Item 7 of Schedule II to the MPRDA, held in respect of gold in respect of various portions of the farms Blyvooruitzicht 116 IQ, Doornfontein 118 IQ and Varkenslaagte 119 IQ in the magisterial district of Oberholzer in Gauteng Province measuring 6708.4273 hectares in extent, which mining right was registered in the Mineral and Petroleum Titles Registration Office on 4 August 2017 under MPT reference 21/2017MR and that was notarial ceded to the Project Company under the notarial deed of cession registered in the Mining Titles Office on 7 August 2017 under MPT reference 17/2017MR;

1.2.113.	“MOI” means the Memorandum of Incorporation, as such term is defined in the Companies Act, adopted by the Company, the form of which is attached hereto as Annexure A;

1.2.114.	“Mortgage Bond” means the continuing covering mortgage bond over the Mining Right to be granted and executed by the Project Company in favour of the Security Agent to secure the Project Company’s indebtedness to the Security Agent and registered in the Mining Titles Office in terms of the Mining Titles Registration Act No. 16 of 1967;

1.2.115.	“MPRDA” means the Minerals and Petroleum Resources Development Act, No. 28 of 2002;

1.2.116.	“NEMA” means the National Environmental Management Act, No. 107 of 1998;

1.2.117.	“Non-Contributing Shareholder” shall have the meaning ascribed thereto in clause 14.6;

1.2.118.	“Notification Date” shall have the meaning ascribed thereto in clause 9.2.2;

1.2.119.	“OFAC” means The Office of Foreign Assets Control of the US Department of the Treasury;

1.2.120.	“Offer” shall have the meaning ascribed thereto in clause 8.1.1;

1.2.121.	“Offtake Agreement” means the offtake agreement entered into, or to be entered into, by Orion OMF (as purchaser) and the Project Company (as the seller) on or about the Signature Date;

1.2.122.	“Operative Provisions” shall have the meaning ascribed thereto in clause 2.1;

1.2.123.	“Order” means, in respect of any Person, any order, directive, decree, judgment, ruling, award, injunction or direction of any Regulatory Authority or other decision-making authority of competent jurisdiction which is legally binding on such Person;

1.2.124.	“Orion” means Orion Mine Finance Fund II L.P., a limited partnership established in accordance with the laws of Bermuda;

1.2.125.	“Orion Equity Interest” shall have the meaning ascribed thereto in clause 12.5.1.2;

1.2.126.	“Orion OMF” means OMF Fund II (SO) Limited, a corporation existing under the laws of Bermuda;

1.2.127.	“Other Rights” means all licenses, approvals, authorizations, consents, rights (including surface rights, access rights and rights of way), privileges, concessions or franchises issued by or obtained from or which are or required to be issued by or obtained from any Person not a Related Party to any member of the Company Group (other than a Regulatory Authority) and which are required for or in relation to the Mine and/or the Business;

1.2.128.	“Parties” means collectively the parties to this Agreement and includes an individual reference to any one or more of them, as the context may require;

1.2.129.	“Person” means and includes individuals, corporations, bodies corporate, limited or general partnerships, joint stock companies, limited liability companies, joint ventures, associations, companies, trusts, banks, trust companies, Regulatory Authorities or any other type of organization or entity, whether or not a legal entity;

1.2.130.	“Prime Rate” means the prime overdraft rate published as being charged from time to time by Rand Merchant Bank (a division of FirstRand Bank Limited) to its corporate customers in the ordinary course, calculated on the basis of a 365 (three hundred and sixty five) day year and compounded monthly in arrears, as determined by any general manager of the aforesaid bank or his delegee, whose authority it shall not be necessary to prove;

1.2.131.	“Project Company” means Blyvoor Gold Capital Proprietary Limited (Registration No. 2015/309783/07), a private limited liability company duly registered and incorporated in accordance with the company laws of South Africa, a member of the Company Group;

1.2.132.	“Project Property” means all of the property, assets, undertaking and rights in and relating to the Mine, whether now owned or existing or hereafter acquired or arising, including but not limited to, the Project Real Properties, leases, rights of access or use, servitudes, usufructs, personal property accounts, instruments, chattel paper, deposit accounts, certificates of deposit, intangibles, goods (including inventory, equipment and fixtures), cash, cash equivalents, receivables, letter of credit rights, supporting obligations, claims, causes of action and other legal rights and investment property; (iii) all products, proceeds (including proceeds of proceeds), rents and profits of the foregoing; (iv) indebtedness owed to the Project Company; and (v) all books and records related to any of the foregoing;

1.2.133.	“Project Real Properties” means all immovable properties constituting the surface areas within the Mining Areas together with any other immovable properties which are or may be accessed, used, required and/or occupied for the purposes of the Mine, but specifically excluding the property located at No. 9, 5th Street, Houghton Estates, Gauteng Province, South Arica, and including but not limited to the Mining Real Property, the Tailings Facilities, the Usufruct and Servitude Properties and all buildings, structures, improvements, appurtenances and fixtures on the Mining Areas or attached thereto which are or may be accessed, used, required and/or occupied for the purposes of the Mine, and any term extension, renewal, replacement, conversion or substitution of any of the foregoing, whether or not such ownership or interest is held continuously;

1.2.134.	“Proportionate Loan” shall have the meaning ascribed thereto in clause 14.5;

1.2.135.	“Put Option” shall have the meaning ascribed thereto in clause 10.1;

1.2.136.	“Put Option Election Notice” shall have the meaning ascribed thereto in clause 10.1.3;

1.2.137.	“Put Option Equity Interest” shall have the meaning ascribed thereto in clause 10.1;

1.2.138.	“Put Option Event” shall have the meaning ascribed thereto in clause 10.1.1;

1.2.139.	“Put Option Period” shall have the meaning ascribed thereto in clause 10.1.2;

1.2.140.	“Qualifying Third Party” shall have the meaning ascribed thereto in clause 13.1;

1.2.141.	“Rand” or “R” or “ZAR” shall mean the lawful currency of South Africa;

1.2.142.	“Reasonable Assistance” shall have the meaning ascribed thereto in clause 22.2.1;

1.2.143.	“Regulatory Approvals” means any applicable approvals required to be given by any Regulatory Authority from time to time in accordance with the provisions of clause 11 (Regulatory Approvals);

1.2.144.	“Regulatory Authorities” means any domestic or foreign federal, provincial, regional, state, municipal or other government, governmental department, agency, authority or body (whether administrative, legislative, executive or otherwise), court, tribunal, commission or commissioner, bureau, minister or ministry, board or agency, or other regulatory authority having jurisdiction with respect to any specified Person, including any securities regulatory authorities or stock exchange, or any quasi-governmental or private body exercising regulatory or other governmental or quasi-government authority or function;

1.2.145.	“Related Party” means, with respect to any person (the first named person), any person that does not deal at arm’s length with the first named person or is an Affiliate or a direct or indirect shareholder of the first named person (each an Affliated Entity) and, in the case of the Project Company or any Guarantors includes: (i) any Affiliated Entity of the Project Company or a Guarantor, (ii) any director, officer, employee or associate of the Project Company or a Guarantor or any of its Affiliated Entities, (iii) any person that does not deal at arm’s length with the Project Company or a Guarantor or any of its Affiliated Entities, and (iv) any person that does not deal at arm’s length with, or is an associate of, a director, officer, employee or associate of the Project Company or a Guarantor or any of its Affiliated Entities;

1.2.146.	“Remaining Shareholders” shall have the meaning ascribed thereto in clause 8.1.1;

1.2.147.	“Reserved Matters” shall have the meaning ascribed thereto in the MOI;

1.2.148.	“Sanctioned Entity” means (i) a country or a government of a country, (ii) an agency of the government of a country, (iii) an organization directly or indirectly controlled by a country or its government, or (iv) a Person resident in or determined to be resident in a country, in each case, that is subject to a country Sanctions program administered and enforced by any Regulatory Authority, the U.S. Departments of State or Commerce in the United States, Her Majesty’s Treasury, the United Nations Security Council, the European Union or OFAC;

1.2.149.	“Sanctioned Person” means (i) any Person listed in any sanctions- related list of designated Persons maintained by any Regulatory Authority or (ii) a Person named on the list of Specially Designated Nationals maintained by OFAC or (iii) a Person named in the Consolidated List of Financial Sanctions Targets and the Investments Ban List maintained and published by HMT and any similar list maintained and published, or a public announcement of a Sanctions designation made, by any Regulatory Authority, in each case as amended, supplemented or substituted from time to time;

1.2.150.	“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by any Regulatory Authority, the U.S. Departments of State or Commerce in the United States, Her Majesty’s Treasury, the United Nations Security Council, the European Union or OFAC, including, all South African Sanctions;

1.2.151.	“Security” means the Encumbrances granted in favour of the Security Agent (or another Person nominated by Orion OMF from time to time) pursuant to the Security Documents;

1.2.152.	“Security Agent” has the meaning given to it in the Intercreditor Agreement;

1.2.153.	“Security Documents” means any Guarantee in favour of Orion OMF in respect of the Stream Obligations, any Mortgage Bond, any General Notarial Bond, any Special Notarial Bond, any Cession in Security, the Share Pledge Agreements and any other documents designated as such by the Security Agent from time to time;

1.2.154.	“Selling Shareholder” shall have the meaning ascribed thereto in clause 12.1;

1.2.155.	“Shareholder Election Notice” shall have the meaning ascribed thereto in clause 14.5;

1.2.156.	“Shareholders” means the registered shareholders (or their permitted successors-in-title) of Shares from time to time; and “Shareholder” shall be construed accordingly;

1.2.157.	“Shares” means the issued ordinary no par value shares of the Company;

1.2.158.	“Share Pledge Agreements” means the agreement pursuant to which each Guarantor pledges to the Security Agent its equity interest in (as applicable) (i) the Project Company or (ii) the Company and (iii) all other shares and/or equity interests held by a Guarantor (whether presently held or acquired in the future) in (as applicable) (i) the Project Company or (ii) the Company in favour of the Security Agent;

1.2.159.	“Signature Date” means the date on which this Agreement is signed by the Party who signs this Agreement last in time;

1.2.160.	“Solvency and Liquidity Test” shall have the meaning ascribed thereto in the Companies Act;

1.2.161.	“South Africa” means the Republic of South Africa;

1.2.162.	“South African Sanctions” means any applicable sanctions, including any sanctions imposed in South African law by virtue of the application of the Financial Intelligence Centre Act, No. 38 of 2001 and the Protection of Constitutional Democracy Against Terrorist and Related Activities Act, No. 33 of 2004;

1.2.163.	“Special Notarial Bond” means the special notarial continuing covering bond over specified movable assets of the Project Company to be granted and executed by the Project Company in favour of the Security Agent to secure the Project Company’s indebtedness to the Security Agent and registered in the relevant Deeds Registries Office in terms of the Deeds Registries Act No. 47 of 1937;

1.2.164.	“Stratocorp” means Stratocorp Proprietary Limited (Registration No. 2015/074376/07), a private limited liability company duly registered and incorporated in accordance with the company laws of South Africa, being the majority shareholder in Blyvoor Gold as at the Signature Date;

1.2.165.	“Stream Documents” means the Gold Streaming Agreement, the Guarantee and each of the Security Documents, and each other agreement designated as a Stream Document by Orion OMF;

1.2.166.	“Stream Obligations” means all indebtedness, liabilities and other obligations owed to Orion OMF under the Gold Streaming Agreement or or under any other Stream Document, whether actual or contingent, direct or indirect, matured or not, now existing or hereafter arising;

1.2.167.	“Subordination Agreement” means the subordination agreement between, inter alios, the Company, Blyvoor Gold and Benoryn Investment Holdings Proprietary Limited (registration number 1992/007396/07) as junior creditors, IDC and Orion OMF as senior creditors, the Project Company and the Security Agent;

1.2.168.	“Subscription Agreement” means the written subscription agreement entered into or to be entered into, on or about the Signature Date, between the Company, Blyvoor Gold, the Project Company and Orion, in terms of which, inter alia, Orion will subscribe for, and the Company will issue, 150 (one hundred and fifty) Shares which will immediately following (and taking into account) such issuance equal 15% (fifteen percent) of the effective indirect economic interest in the Project Company for USD 23,000,000 (twenty three million United States Dollars);

1.2.169.	“Subscription Price” means the price payable by Orion (as defined in the Subscription Agreement) to the Company for the subscription shares at an aggregate amount equal to of USD 23,000,000 (twenty three million United States Dollars);

1.2.170.	“Suspended Provisions” shall have the meaning ascribed thereto in clause 2.1;

1.2.171.	“Tailings” means the materials left over after the primary process of separating the valuable fraction from the uneconomical fraction of ore and excludes waste rock or other material that overlies an ore or mineral body and is displaced during mining without being processed;

1.2.172.	“Tailings Access Agreement” means the agreement, dated 20 July 2018, entered into by the Project Company and Blyvoor Operations in terms of which the Project Company is provided with access to, and use of, the Tailing Facilities for the purposes of depositing Tailings resulting from the treatment from the Mine;

1.2.173.	“Tailings Direct Agreement” means the agreement between Orion, the Project Company and Blyvoor Operations in connection with the Tailings Facilities and the Tailings Access Agreement granting certain rights to Orion and the Project Company (and providing for certain other matters) as shall be agreed between the parties thereto prior to the Effective Date in terms of the Subscription Agreement;

1.2.174.	“Tailings Facilities” means the Tailings disposal facilities owned by Blyvoor Operations which will be used for deposition of Tailings from the Mine which are a facility known as “Facility No. 6”, situated within the immovable property known as Remaining Extent of Portion 1 of the farm Blyvooruitzicht 116 IQ, measuring 500,4945 hectares, situated in the Merafong City Local Municipality, Gauteng Province, or such other Tailings disposal facilitates as Orion and the Project Company may agree to in writing from time to time, and all related infrastructure and equipment;

1.2.175.	“Tag Along Right” shall have the meaning ascribed thereto in clause 12.2;

1.2.176.	“Tag Equity Interest” shall have the meaning ascribed thereto in clause 12.1;

1.2.177.	“Tagged Purchaser” shall have the meaning ascribed thereto in clause 12.5.1;

1.2.178.	“Tagged Purchaser Offer” shall have the meaning ascribed thereto in clause 12.5.1.2;

1.2.179.	“Tagging Shareholder” shall have the meaning ascribed thereto in clause 12.1;

1.2.180.	“Takeover Rules” shall have the meaning ascribed thereto in clause 18.6.1;

1.2.181.	“Takeover Regulations Panel” means the Takeover Regulation Panel, established by section 196 of the Companies Act;

1.2.182.	“Taxation Authority” means any governmental or other authority, including any Regulatory Authority, competent to impose Tax in any jurisdiction;

1.2.183.	“Tax” or “Taxes” means and includes all forms of taxation actually imposed, collected or assessed by, or payable to any Taxation Authority having jurisdiction over the Company Group (regardless of whether such is directly or primarily chargeable against or attributable to an entity forming part of the Company Group, and regardless of whether an entity forming part of the Company Group has, or may have any right of reimbursement) and shall include statutory and governmental taxes, charges, imposts, duty, contributions and levies, withholdings and deductions, whenever imposed and all related penalties, charges, costs and interest whether by way of assessment or otherwise;

1.2.184.	“Transactions” shall have the meaning ascribed thereto in clause 18.6.1;

1.2.185.	“USD” means United States Dollars, the lawful currency of the United States of America; and

1.2.186.	“Usufruct and Servitude Properties” means the immovable properties, or portions of such immovable properties, listed in Schedule 1.1.198 to the Subscription Agreement, over which Blyvoor Operations and/or the Project Company holds and has been granted usufruct rights or servitudes for road access or services by the registered owner of such immovable properties;

1.3.	any reference in this Agreement to -

1.3.1.	a “holding” or “subsidiary” company shall bear the meaning ascribed thereto in the Companies Act;

1.3.2.	an enactment is to that enactment as at the Signature Date and as amended or re-enacted from time to time and includes any schedules and annexures to and any subordinate legislation made from time to time under such enactment. Save where expressly stated otherwise, references in this Agreement to any act, regulation, legislation or other enactment are references to the relevant act, regulation, legislation or enactment of South Africa. Any reference to a particular section in an enactment is to that section as at the Signature Date, and as amended, re-enacted or replaced from time to time and/or equivalent measure in such enactment, provided that if as a result of such amendment, re-enactment or replacement, the specific requirements of a section referred to in this Agreement are changed, the relevant provision of this Agreement shall be read also as if it had been amended as necessary, without the necessity for an actual amendment;

1.4.	if any provision in a definition is a substantive provision conferring rights or imposing obligations on any Party, notwithstanding that it is only in the definition clause, effect shall be given to it as if it were a substantive provision in the body of the Agreement;

1.5.	when any number of days is prescribed in this Agreement, same shall be reckoned exclusively of the first and inclusively of the last day unless the last day is not a Business Day, in which case the last day shall be the next succeeding Business Day;

1.6.	references to day(s), month(s) or year(s) shall be construed as Gregorian calendar day(s), month(s) or year(s);

1.7.	references to times are to times in South Africa;

1.8.	references in this Agreement to clauses and schedules are to clauses of, and schedules to, this Agreement, and references to paragraphs are to paragraphs of the relevant Schedule to this Agreement;

1.9.	expressions defined in this Agreement shall bear the same meanings in schedules or annexures to this Agreement which do not themselves contain their own conflicting definitions;

1.10.	where figures are referred to in numerals and in words, and there is any conflict between the two, the words shall prevail, unless the context indicates a contrary intention;

1.11.	a reference to a consecutive series of two or more clauses is deemed to be inclusive of both the first and last mentioned clauses;

1.12.	a reference to business hours shall be construed as being the hours between 09h00 and 17h00 on any Business Day;

1.13.	references to a document in the/an agreed form are, unless the context otherwise requires, to the form of that document which has been initialed by, or on behalf of, the Parties for the purpose of this Agreement;

1.14.	all the headings and sub-headings in this Agreement are for convenience only and are not to be taken into account for the purposes of interpreting it;

1.15.	where any term is defined within the context of any particular clause in this Agreement, the term so defined, unless it is clear from the clause in question that the term so defined has limited application to the relevant clause, shall bear the meaning ascribed to it for all purposes in terms of this Agreement, notwithstanding that that term has not been defined in this interpretation clause;

1.16.	the expiration or termination of this Agreement shall not affect such of the provisions of this Agreement as expressly provide that they will operate after any such expiration or termination or which of necessity must continue to have effect after such expiration or termination, notwithstanding that the clauses themselves do not expressly provide for this;

1.17.	the rule of construction that a contract shall be interpreted against the Party responsible for the drafting or preparation of the contract, shall not apply;

1.18.	any reference in this Agreement to a Party shall include a reference to that Party’s assignees expressly permitted under this Agreement and, if such Party is liquidated, sequestrated or place under business rescue, be applicable also to and binding upon that Party’s liquidator, trustee or business rescue practitioner (subject to the Companies Act), as the case may be; and

1.19.	the words “include”, “including”, “in particular”, “other” and “otherwise” shall be construed as being by way of example or emphasis only and shall not be construed as, nor shall they take effect as, limiting the generality of any preceding word/s (and as such the eiusdem generis rule shall not apply).

2.	CONDITION PRECEDENT

2.1.	This clause 2 (Condition Precedent), together with clauses 1 (Interpretation and Preliminary), clause 5 (The Company Group’s Business), clauses 18.1, 18.2, 18.5, 19 (Shareholders not to Bind the Company) to 21 (Confidentiality and Publicity) (inclusive) and 24 (Independent Advice and Reliance) to 38 (Execution in Counterparts) (inclusive), shall be of immediate force and effect on the Signature Date (collectively, the “Operative Provisions”). Except for the Operative Provisions, all of the other provisions of this Agreement (collectively the “Suspended Provisions”), shall be subject to, and will take effect and become operative only upon, the fulfilment or waiver, by or on the Long-stop Date, on the condition that (i) the Subscription Agreement is entered into by the parties thereto and becomes unconditional in accordance with its terms and (ii) the Shares to be issued to Orion in terms of the Subscription Agreement are duly issued in accordance with the terms and conditions of the Subscription Agreement (collectively, the “Condition Precedent”).

2.2.	If the Condition Precedent referred to in clause 2.1 is fulfilled or waived on or before the Long-stop Date, then all of the Suspended Provisions shall also take effect and become operative, and the whole of this Agreement shall accordingly become unconditional.

2.3.	Should the Condition Precedent referred to in clause 2.1 to this Agreement be neither timeously fulfilled or waived, as the case may be, on or prior to the Long-stop Date, then the Suspended Provisions shall not take effect and this Agreement shall terminate automatically without any further action required by any of the Parties. In the event that this Agreement automatically terminates in accordance with this clause 2.3, each of the Parties shall be relieved of their respective duties and obligations arising in terms of this Agreement from and after the date of such termination, and such termination shall be without liability to the Parties; provided that no such termination shall relieve any Party from liability (including any liability for damages) for any breach of this Agreement or other liability arising prior to termination hereof; and provided further that the Operative Provisions shall survive any such termination and shall be enforceable in terms of this Agreement but the remainder of this Agreement, shall never become effective.

2.4.	The Condition Precedent in clause 2.1 is for the benefit of all Parties and may accordingly only be waived, in whole or in part, by all of the Parties in writing on or before the date specified for the fulfilment or waiver of such Condition Precedent.

2.5.	Each Party will co-operate in good faith with the other and do everything reasonably required of it, including the furnishing of all such information and the execution of such additional forms or documents as may be so required, for the purposes of procuring the fulfilment of the Condition Precedent set out in clause 2.1 as soon as reasonably practicable following the Signature Date, but in any event by the Long-stop Date, and they shall co-operate in good faith with each other in all respects to that end.

3.	SHAREHOLDING

It is recorded that, as at the Effective Date:

3.1.	the total number of authorised shares of the Company is 1000 (one thousand) Shares; and

3.2.	the total number of issued shares of the Company is 740 (seven hundred and forty) Shares, which are held and owned as follows:

3.2.1.	Blyvoor Gold: as to 590 (five hundred and ninety) Shares, constituting approximately 79.7% (seventy nine point seven percent) of the total number of issued shares of the Company; and

3.2.2.	Orion: as to 150 (one hundred and fifty) Shares, constituting approximately 20.3% (twenty point three percent) of the total number of issued shares of the Company.

4.	DURATION

4.1.	The provisions of this Agreement shall commence on and with effect from the Effective Date and shall endure until -

4.1.1.	there is only 1 (one) Shareholder holding all of the Shares;

4.1.2.	a Listing has been implemented;

4.1.3.	the Parties agree in writing to terminate this Agreement; or

4.1.4.	an effective resolution to wind up the Company is passed and registered or a binding order is made by a court having jurisdiction for the provisional or final winding up of the Company, provided that the provisions of clause 1 (Interpretation and Preliminary), clauses 4 (Duration), 19 (Shareholders not to Bind the Company) to 21 (Confidentiality and Publicity) (inclusive) and 24 (Independent Advice and Reliance) to 38 (Execution in Counterparts) (inclusive) (the “Surviving Provisions”) shall survive such termination and shall be enforceable in terms of this Agreement and that, upon such termination, each of the Parties shall be relieved of their respective duties and obligations arising in terms of this Agreement from and after the date of such termination, and such termination shall be without liability to the Parties; provided that no such termination shall relieve any Party from liability (including any liability for damages) for any breach of this Agreement or other liability arising prior to termination hereof.

4.2.	Save in relation to the Surviving Provisions which shall continue to bind each Shareholder even after such Shareholder ceases to be bound by this Agreement in terms of clause 4.1, a Shareholder shall cease to be bound by this Agreement from the date on which it validly ceases to hold any Shares. For the avoidance of doubt, the termination of this Agreement with respect to such Shareholder shall not affect any of its existing or contingent obligations and liabilities which arose prior to the termination of this Agreement in relation to that Shareholder or which may accrue thereafter in respect of any act or omission which occurred prior to such termination, unless that Party has been released from such rights and obligations in writing by each of the other Parties to this Agreement.

5.	THE COMPANY GROUP’S BUSINESS

5.1.	The main business of the Company Group shall be to develop, construct, own and operate the Mine. The Company Group shall also carry on any other businesses which are incidental or ancillary to such main business.

5.2.	Save as otherwise provided in this Agreement, the Shareholders and the Company shall exercise their powers in relation to the Company Group so as to procure, to their reasonable ability, that:

5.2.1.	the Company Group carries on its business and conducts its affairs in a proper and efficient manner and for its own benefit and in a manner consistent with the Construction Budget;

5.2.2.	the Company Group transacts all its business on arm’s-length terms;

5.2.3.	the Company Group timeously and fully performs, pays and observes, or causes to be performed, observed and paid, any and all liabilities and obligations required by any Applicable Laws, Licences, Environmental Obligations, Other Rights, Mine Agreements or by any Regulatory Authority, and otherwise in accordance with Good Industry Practice, in each case for the reclamation, restoration or closure of any facility or land used in connection with the Company Group’s operations or activities at, on or in respect of the Mine or required under the Gold Streaming Agreement, except where such liabilities or obligations are diligently contested in good faith and appropriate provision has been made for them in the relevant Company Group member’s account;

5.2.4.	the Company Group obtains, maintains, renews and complies with all necessary Mining Licenses, Environmental Permits, Licences and Contracts required to permit the Company Group to (i) own the Mine (ii) develop, construct and operate the Mine as contemplated by the Mine Plan, (iii) commence and carry out the operation of commercial production transactions from the Mine, and (iv) perform its obligations under the Stream Documents to which it is a party;

5.2.5.	the Company Group at all times complies and acts in accordance with all Applicable Laws, Compliance Laws, Health and Safety Laws, Environmental Laws, Sanctions and the Mine Plan, Licences, Material Contracts, the Equator Principles, the IFC Standards and Good Industry Practice, including the EA;

5.2.6.	the Company Group uses suitable equipment and proper grade control methods (standard to the industry) to ensure efficient grade control management for the life of the Mine; and

5.2.7.	none of the members of the Company Group, nor any of the Company Group’s directors, officers or representatives is or becomes a Sanctioned Entity or Sanctioned Person, as applicable, or located in a country which is subject to Sanctions, in breach of applicable Sanctions, or conducts business with or engages in any transaction with any Person who is or becomes a Sanctioned Entity or Sanctioned Person, as applicable, or located in a country which is subject to Sanctions or in breach of applicable Sanctions.

5.3.	Nothing contained in this Agreement shall be deemed to:

5.3.1.	constitute a partnership between the Shareholders;

5.3.2.	create any joint and several liabilities; or

5.3.3.	constitute any Shareholder the agent of any other Shareholder.

6.	CONFLICTS WITH THE MEMORANDUM OF INCORPORATION

6.1.	The relationship of the Shareholders amongst themselves, in their capacities as Shareholders, as well as the relationship between the Shareholders, in their capacities as Shareholders, on the one hand, and the Company, on the other hand, shall be governed in terms of this Agreement and the MOI.

6.2.	If there is a conflict or inconsistency between the provisions of this Agreement and the MOI, the provisions of the MOI shall prevail.

6.3.	Without detracting from the provisions of clause 6.2, to the extent that any provisions of the MOI may conflict with or fail to record the provisions of this Agreement -

6.3.1.	any Shareholder may require the MOI to be amended to conform with the provisions of this Agreement by giving written notice to that effect to the Company and the other Shareholders, to the extent permissible in terms of Applicable Law, so as to be consistent with this Agreement; and

6.3.2.	the Shareholders undertake, as soon as practically possible following receipt of such notice, to exercise all votes which they may have to vote in favour of or procure the adoption of all resolutions of the Company necessary to amend the MOI to conform with the provisions of this Agreement in terms of this clause 6 (Conflicts with the Memorandum of Incorporation).

7.	DISPOSAL OF EQUITY INTEREST

7.1.	General Provisions

7.1.1.	A Shareholder may Dispose of its Shares only in terms of this clause 7 (Disposal of Equity Interest), clause 8 (Pre-emptions), clause 9 (Forced Offers), clause 10 (Put Option), clause 12 (Tag Along) and clause 13 (Come Along) and any other provision of this Agreement specifically providing for Disposal, and only if, in one and the same transaction, it likewise Disposes of a pro rata portion of its Loan Account. For the avoidance of doubt, no Loan Account may be Disposed of without at the same time Disposing of the pro rata number of Shares linked thereto. Accordingly, all references in this clause 7 (Disposal of Equity Interest), clause 8 (Pre-emption), clause 9 (Forced Offer), clause 10 (Put Option), clause 12 (Tag Along) and clause 13 (Come Along) or any other provision of this Agreement specifically providing for Disposal and to the offer, Disposal or transmission of a Share shall, unless the context otherwise requires, be deemed to apply also to the pro rata portion of the Loan Account of the holder of such Share.

7.1.2.	A Shareholder shall not, except with the prior written consent of the other Shareholders, Encumber its Shares or Loan Account or any of the rights attached to its Shares or Loan Account unless (i) the terms of such Encumbrance are subject to an undertaking that the Encumbrance arrangement is subordinate to the rights contained in this Agreement and (ii) in circumstances where the Person to whom or in whose favour the Encumbrance is granted or entered into will or could be entitled to take ownership, cession or transfer of any Shares or Loan Account upon an enforcement thereof, a Funder Deed of Adherence must first be signed by such Person on or prior to the date of Encumbering the relevant Shares or Loan Account.

7.1.3.	It is further recorded that, save as specifically set out in clause 14 (Funding), no Person not already a Shareholder shall be entitled to any of the rights allocated by clauses 13 (Come Along) and clause 22 (Listing).

7.1.4.	The Shareholders shall procure that:

7.1.4.1.	before any Person (other than a Person who is already a Shareholder) is registered as a holder of any Share, such Person shall enter into and sign a Deed of Adherence; and

7.1.4.2.	upon being so registered, that Person shall become a Party to this Agreement and will be entitled to all of the rights, benefits and interests, and required to perform and comply with all duties and obligations, of Shareholders under and in terms of this Agreement.

7.1.5.	Each Shareholder shall procure that the Company shall not, and the Board shall not, register the Disposal of any Shares other than in compliance with this Agreement and the Companies Act. Any purported Disposal of Shares made other than in compliance with the terms of this Agreement and the Companies Act shall be void and of no force or effect. Furthermore, each Shareholder shall procure that the Board approves and implements any Disposal of Shares carried out in accordance with this Agreement and the Companies Act.

7.2.	Permitted Transfers

Subject to clause 7.1.4, Equity Interest may be transferred from –

7.2.1.	a Shareholder’s executor (in the case of Shareholder who is a natural Person), if the Shareholder is deceased, to the trustee nomine officio of a trust established primarily for the benefit of one or more of any Immediate Relations and/or any descendant of the Shareholder;

7.2.2.	a Shareholder’s executor (in the case of Shareholder who is a natural Person), if the Shareholder is deceased, to any private company and/or close corporation, all the shares of all classes of which are, and/or the entire interest in which is, held and beneficially owned by one or more of any Immediate Relations and/or any descendant of the Shareholder and/or trustees as are referred to in clause 7.2.1;

7.2.3.	a Shareholder, who is a natural Person, to that Shareholders executor, if that Shareholder is deceased;

7.2.4.	the executor of a deceased Shareholder, who is a natural Person, to that Shareholder’s Immediate Relations;

7.2.5.	a Shareholder who is a natural Person to any private company, close corporation or trust provided that such Shareholder Controls such private company, close corporation or trust provided that before such Shareholder at any time ceases to Control such private company, close corporation or trust, such Shareholder shall procure that such private company, close corporation or trust (as applicable) shall transfer all Equity Interest to such Shareholder; and

7.2.6.	a Shareholder to any member of the Shareholder’s Group and vice versa and from any member of the Shareholder’s Group to any other member of such Shareholder’s Group, provided that before any such Person ceases to be a member of such Shareholder’s Group, such Shareholder shall procure that such Person shall transfer same to any other member of such Shareholder’s Group,

(each a “Permitted Transferee”) without having to first offer the Equity Interest to the other Shareholders as contemplated in clause 8 (Pre-emptions).

8.	PRE-EMPTIONS

8.1.	Pre-emptive Process

8.1.1.	Subject to clause 7 (Disposal of Equity Interest), clause 9 (Forced Offer) and clause 10 (Put Option), no Shareholder shall Dispose of any of its Equity Interest (the “Disposing Shareholder”) (other than as specifically permitted in terms of clause 7.2, clause 9.3 (Forced Offer) or any other permissive provision in this Agreement) to any Person, without the Disposing Shareholder first having complied with the processes in this clause 8 (Pre-emptions). In this regard, the Disposing Shareholder shall first make an offer (the “Offer”) of the Equity Interest proposed to be Disposed of, which Offer shall be for all or a portion of the Disposing Shareholder’s Equity Interest (as applicable), in writing to the other Shareholders (the “Remaining Shareholders”), by sending the Offer to their respective addresses set out in clause 33 (Notices), stating the material terms and conditions of the proposed sale of the relevant Equity Interest to proposed purchaser, including the price (which shall be sound in money in South African currency) and the price per Share, the terms of payment, and the identity of the Person (and if such Person is a juristic Person, and the name of such Person’s direct and indirect Controlling Shareholder/s) to whom the Disposing Shareholder intends to sell the Equity Interest in question. No other terms shall be stipulated save for that contemplated in clause 8.2.7.

8.1.2.	Upon delivery of the Offer by the Disposing Shareholder to the Remaining Shareholders, an Offer for the Equity Interest in question shall be deemed to have been made to the Remaining Shareholders pro rata to their shareholding on the terms and conditions in the Offer. The Remaining Shareholders shall be entitled to accept all (and not only part) of the Equity Interest offered in terms of the Offer (which may, for the avoidance of doubt, be less than the entirety of Equity Interest held by the relevant Disposing Shareholder), by way of written notice to the Disposing Shareholder, within 30 (thirty) Business Days of receipt of the Offer (during which period the Offer shall be irrevocable, subject to clause 8.1.6) on the following basis: (a) in proportion to the ratio which the shareholding of such accepting Remaining Shareholder bears to the shareholding of all of the other Remaining Shareholders; (b) in proportions agreed amongst all Remaining Shareholders to whom the Offer is made; or (c) on the basis in the aforesaid (a) coupled with an acceptance of all (but not some) additional Equity Interest so offered as may fail to be accepted by the other Remaining Shareholders (the “Additional Offer Equity Interest”); provided that if more than one Remaining Shareholder elects this (c), the Additional Offer Equity Interest shall be considered to have been accepted by the Remaining Shareholders who elect (c) proportionately to the ratio which the shareholding of such accepting Remaining Shareholder bears to the shareholding of all other Remaining Shareholders accepting in terms of this (c).

8.1.3.	If, within 30 (thirty) Business Days after the receipt of the Offer (during which period the Offer shall be irrevocable, subject to clause 8.1.6), the Offer is not accepted in writing in respect of all of the Equity Interest offered (or such lesser amount of the Equity Interest offered as the Disposing Shareholder may agree to in writing), by one, some or all of the Remaining Shareholders, then the Disposing Shareholder may, within a further 20 (twenty) Business Days (but, for the avoidance of doubt, subject to clause 11 (Regulatory Approvals)), but not thereafter without again making an offer to the Remaining Shareholders in terms of clause 8 (Pre-emptions), Dispose of the Equity Interest offered (but not less save if the Person to whom the Equity Interest is to be Disposed of, is itself a Shareholder) to the Person named in the Offer only, at a price not lower and on terms not more favourable to such Person than the price at and terms on which the Remaining Shareholders were entitled to purchase them in terms of the Offer.

8.1.4.	The fact that the Disposing Shareholder gives any Person normal warranties excluding any profit warranty shall not constitute terms more favourable than those given to the Remaining Shareholders who will not be given any warranties, save for customary warranties relating to the title and ownership of the Shares, provided that the giving of any warranties to a third party is not a method of permitting the third party to pay a lower purchase price to frustrate the Shareholders’ rights under this clause 8 (Pre-emptions).

8.1.5.	If the Offer is accepted in writing in respect of all of the Equity Interest offered (or such lesser amount of the Equity Interest offered as the Disposing Shareholder may agree to in writing), by any of the Remaining Shareholders, the resulting sales shall be indivisibly interrelated. In this regard, the effect of such indivisibility shall be such that if any one of the Remaining Shareholders breaches its obligations (such breaching Remaining Shareholder, the “Defaulting Shareholder”) pursuant to the sale resulting from the acceptance of the Offer and if as a result the Disposing Shareholder elects to cancel any such sale or if such sale fails (including because of non-acceptance of the Offer), then after such cancellation or failure -

8.1.5.1.	the Disposing Shareholder shall forthwith notify those of all of the Remaining Shareholders in writing, who accepted any of the Equity Interest offered in terms of clause 8 (Pre-emptions), of such cancellation and of the number of Shares and the face value of the corresponding pro rata claims on Loan Account which were subject to such cancelled sale. Forthwith on delivery of such notice, an offer of such Equity Interest shall be deemed to have been made to all of the Remaining Shareholders who accepted any of the Equity Interest offered in terms of clause 8 (Pre-emptions) mutatis mutandis, on the terms contemplated in clause 8.1.1. Each of such Remaining Shareholders shall, on written notice to the Disposing Shareholder within 5 (five) Business Days after receipt of the aforesaid notice from the Disposing Shareholder, be entitled to accept the offer of the aforesaid Equity Interest on the basis contemplated in clause 8.1.2 mutatis mutandis; and

8.1.5.2.	failing timeous acceptance by the aforesaid Remaining Shareholders as contemplated in clause 8.1.5.1 of all (and not some) of the Equity Interest so offered:

8.1.5.2.1.	the Disposing Shareholder shall be entitled (but not obliged) to cancel all the other sales to the other Remaining Shareholders, even though they may have complied with their obligations, and may thereafter, within a further 20 (twenty) Business Days (but, for the avoidance of doubt, subject to clause 11 (Regulatory Approvals), but not thereafter without again making an offer to the Remaining Shareholders (but excluding in such circumstances each Defaulting Shareholder) in terms of clause 8 (Pre-emptions) Dispose of the Equity Interest offered (but not less save if the Person to whom the Shares are to be Disposed of, is itself a Shareholder) to the Person named in the Offer only, at a price not lower and on terms not more favourable to such Person than the price at and terms on which the Remaining Shareholders were entitled to purchase them in terms of the Offer; and

8.1.5.2.2.	in the event that any Tag Along Rights are exercised under clause 12 (Tag Along) in relation to such Disposal of the relevant Equity Interest offered to the Person named in the Offer, as contemplated in clause 8.1.5.2.1, then (notwithstanding anything to the contrary in this Agreement) each Defaulting Shareholder shall be deemed to have irrevocably and unconditionally forfeited and waived any and all rights under clause 12 (Tag Along) in relation to such Disposal.

8.1.6.	If whilst an offer in terms of clause 8 (Pre-emptions) is pending, the provisions of clause 9 (Forced Offer) become operative in respect of the Equity Interest so offered, then such offer shall be deemed to be withdrawn and substituted with the deemed offer in terms of clause 9 (Forced Offer).

8.2.	General Provisions

8.2.1.	Subject to clause 8.2.2, the transfer of any Equity Interest acquired in terms of this clause 8 (Pre-emptions) shall be effected and implemented within 30 (thirty) Business Days from the date on which the Offer is accepted (or as soon thereafter as any necessary legal or Regulatory Approvals pursuant to clause 11 (Regulatory Approvals) have been obtained and subject to compliance by the applicable Remaining Shareholders with their obligations under this clause 8.2) at a meeting to be held at such reasonable time and place as the Disposing Shareholder may specify by not less than 5 (five) Business Days’ prior written notice to the Remaining Shareholders, and at which meeting:

8.2.1.1.	the Remaining Shareholders shall pay the purchase price (in cash or by way of direct electronic funds transfer in immediately available funds) in full into a bank account to be designated by the Disposing Shareholder at least 5 (five) Business Days prior to the date of such meeting but only against delivery of the documents referred to in clause 8.2.1.2 below; and

8.2.1.2.	the Disposing Shareholder shall deliver the share certificates in respect of the Shares being acquired by the Remaining Shareholders, together with such duly executed documents, including, a share transfer form, as may be required for the transfer of the Shares to the Remaining Shareholders (in the proportions acquired) and the Disposing Shareholder shall cede to the Remaining Shareholders (in the proportions acquired) in writing all of its rights in respect of the portion of its pro rata Loan Account simultaneously sold with the Shares in question and the Company will register the sale in the Company’s securities register and issue the Remaining Shareholders with the relevant share certificates evidencing their respective ownership of the relevant Shares.

8.2.2.	Each Disposing Shareholder shall timeously do all such things and sign all such documents as are required in order to transfer its Equity Interest under this clause 8 (Pre-emptions).

8.2.3.	Notwithstanding anything to the contrary herein contained, no Equity Interest shall be transferred or ceded to a non-Shareholder unless and until the transferee enters into a Deed of Adherence and nominates a domicilium citandi et executandi for the purposes of clause 33 (Notices).

8.2.4.	Without detracting from the generality of clause 8.2.3, no Disposal may be effected in terms of this clause 8.2 to a prospective transferee who at the time of the proposed Disposal is or would be in breach of any of the obligations to be assumed by such transferee in terms of the requirements of clause 8.2.3.

8.2.5.	Should the sale or other Disposal to the prospective purchaser not be entered into within the 30 (thirty) Business Days referred to in clause 8.2.1, all the provisions of this clause 8 (Pre-emptions), shall continue to remain in force.

8.2.6.	No Disposal may be effected under this Agreement (whether in terms of this clause 8.2 or any other provisions of this Agreement), without the prior written consent of the Company and the Remaining Shareholders, to any Blyvoor Undesirables.

8.2.7.	The Disposing Shareholder who Disposes of its Shares as contemplated in this clause 8 (Pre-emptions) shall be entitled to stipulate as a condition of such sale that -

8.2.7.1.	the Disposing Shareholder shall be released pro rata to the Shares sold, as a surety or guarantor or indemnitor on behalf of the Company, subject to the purchaser(s) of the Shares in question binding himself as surety or guarantor or indemnitor in his stead; or

8.2.7.2.	if the release contemplated in clause 8.2.7.1 cannot be achieved, or pending such release being implemented, the Disposing Shareholder shall be indemnified by the purchaser of the Shares pro rata to the number of Shares sold against any claims made against the Disposing Shareholder by reason of such suretyship, guarantee or indemnity. Such purchaser shall be liable for any amount payable in terms hereof together with value-added tax thereon.

8.2.8.	The transferee of any Shares and Loan Accounts acquired pursuant to this clause 8 (Pre-emptions), shall pay the securities transfer tax and any other similar taxes payable thereon.

8.3.	Blyvoor Gold Pre-emptive Process

8.3.1.	Stratocorp undertakes to procure that none of Stratocorp nor any of its shareholders or Affiliates which hold directly or indirectly an equity interest in Blyvoor Gold (at any time and irrespective of the equity interest or number of shares held (directly or indirectly) in Blyvoor Gold by Stratocorp or any of its shareholders or Affiliates), and Stratocorp and Blyvoor Gold undertake to procure that at no time shall any other Person who (either alone or together with any or all Affiliates of such Person) holds or Controls directly or indirectly more than 50% (fifty percent) of any shares in Blyvoor Gold at any time, (Stratocorp or such other Stratocorp shareholders or Affiliates or such other Persons, as applicable, a “Blyvoor Disposing Shareholder”) shall Dispose or approve the Disposal, directly or indirectly, of any shares in, and/or any claims on loan account against, Blyvoor Gold or any direct or indirect shareholder of Blyvoor Gold (such shares or claims (as applicable), collectively, “Blyvoor Equity Interest”) to any Person, without Stratocorp and Blyvoor Gold procuring that the Blyvoor Disposing Shareholder and Blyvoor Gold comply with the processes in this clause 8.3. In this regard:

8.3.1.1.	Stratocorp and Blyvoor Gold shall first notify Orion of such proposed Disposal by the relevant Blyvoor Disposing Shareholder. Orion shall elect, upon receipt of the aforesaid notification and by no later than 10 (ten) Business Days thereafter, whether the remaining process set out in terms of this clause 8.3 or clause 12.5 should apply (it being agreed that the remaining processes set out under both such clauses shall not apply in relation to the same event);

8.3.1.2.	if Orion elects that the remaining processes set out in this clause 8.3 should apply (as opposed to those set out in clause 12.5), the Blyvoor Disposing Shareholder shall first make an offer in writing (the “Blyvoor Offer”) to Orion of all of the Blyvoor Equity Interest proposed to be Disposed of by sending the Offer in writing to Orion to its address set out in clause 33 (Notices), stating the material terms and conditions of the proposed Disposal, including the aggregate price to be received by the Blyvoor Disposing Shareholder for the Blyvoor Equity Interest (the “Disposing Shareholder Price”), the terms of payment, the identity of the Person (and if such Person is a juristic Person, and the name of such Person’s direct and indirect Controlling Shareholder/s) to whom the Blyvoor Disposing Shareholder intends to sell the Blyvoor Equity Interest, and the full postal and email addresses nominated by the Blyvoor Disposing Shareholder for purposes of Orion accepting the Blyvoor Offer if it elects to do so. No other terms shall be stipulated, save for that contemplated in this clause 8.3.1.2 and 8.3.1.5;

8.3.1.3.	upon delivery of the Blyvoor Offer by the Blyvoor Disposing Shareholder to Orion, a Blyvoor Offer for the Blyvoor Equity Interest in question shall be deemed to have been made to Orion and Orion shall be entitled to accept all (and not only part) of the Blyvoor Equity Interest offered in terms of the Blyvoor Offer, by way of written notice to the Blyvoor Disposing Shareholder to the postal and email addresses provided by the Blyvoor Disposing Shareholder as contemplated in 8.3.1.2 (Pre-emptions) above, within 30 (thirty) Business Days of receipt of the Blyvoor Offer (during which period the Blyvoor Offer shall be irrevocable);

8.3.1.4.	if, within 30 (thirty) Business Days after the receipt of the Blyvoor Offer (during which period the Blyvoor Offer shall be irrevocable), the Blyvoor Offer is not accepted by Orion in writing in respect of all of the Blyvoor Equity Interest offered (or such lesser amount of the Blyvoor Equity Interest offered as the Blyvoor Disposing Shareholder may agree to in writing), then the Blyvoor Disposing Shareholder may, within a further 40 (forty) Business Days, but not thereafter without again making an offer to Orion in terms this clause 8.3, Dispose of the Blyvoor Equity Interest offered (but not less) to the Person named in the Blyvoor Offer only, at a price not lower than the Disposing Shareholder Price and on terms not more favourable to such Person than the price at and terms on which Orion was entitled to purchase them in terms of the Blyvoor Offer;

8.3.1.5.	if Orion accepts the Blyvoor Offer in terms of this clause 8.3, then the completion of the acquisition by Orion of the Blyvoor Equity Interest which results shall be, mutatis mutandis, on the same terms and conditions as set out in clauses 8.2.1, 8.2.2, 8.2.7 and 8.2.8, save that:

8.3.1.5.1.	the purchase price payable by Orion for the Blyvoor Equity Interest shall be the Disposing Shareholder Price;

8.3.1.5.2.	the acquisition of the Blyvoor Equity Interest shall be subject to the pre-condition that any requirements which are necessary as a prerequisite to Dispose of the Blyvoor Equity Interest in terms of any Applicable Laws are duly satisfied; and

8.3.1.5.3.	completion of the acquisition of the Blyvoor Equity Interest shall be effected within 10 (ten) Business Days after the pre-condition referred to in clause 8.3.1.5.2 above occurs (or as soon thereafter as any necessary legal or Regulatory Approvals have been finally obtained), but only against the completion by the Blyvoor Disposing Shareholder of all the matters referred to in clause 8.2.

8.3.2.	Notwithstanding the provisions of clause 8.3.1, nothing in those provisions, including the occurrence of a Blyvoor Offer and/or the exercise of any right by Orion under such provisions, shall in any way limit or prejudice any of Orion’s other rights or remedies (including the right to claim specific performance or damages) to which it would otherwise be entitled.

8.3.3.	General provisions

Stratocorp hereby agrees to be bound by and act in accordance with, and Stratocorp and Blyvoor Gold hereby undertake to procure that all shareholders and Affiliates of Stratocorp, and all other Persons who (either alone or together with any or all Affiliates of such Person) holds or Controls directly or indirectly more than 50% (fifty percent) of any shares in Blyvoor Gold at any time shall be bound by and shall act in accordance with, the restrictions set out in this clause 8.3.3 in relation to any and all shares in, and/or any claims on loan account against, Blyvoor Gold or any direct or indirect shareholder of Blyvoor Gold (each of Stratocorp, such other Stratocorp shareholders and Affiliates and such other Persons, a “Majority Blyvoor Shareholder”), such that Stratocorp and Blyvoor Gold hereby undertake to procure that:

8.3.3.1.	no Majority Blyvoor Shareholder shall Dispose of any shares in Blyvoor Gold or any direct or indirect shareholder of Blyvoor Gold unless, in one and the same transaction, it likewise Disposes of a pro rata portion of any and all amounts outstanding on loan account against Blyvoor Gold or such other shareholding entity (as applicable) (and vice versa);

8.3.3.2.	except with the prior written consent of Orion, no Majority Blyvoor Shareholder will Encumber any shares in Blyvoor Gold or any direct or indirect shareholder of Blyvoor Gold, or any and all amounts outstanding on loan account against Blyvoor Gold or such other shareholding entity, or any of the rights attached to any such shares or loan accounts unless (i) the terms of such Encumbrance are subject to an undertaking that the Encumbrance arrangement is subordinate to the rights contained in this Agreement and (ii) in circumstances where the Person to whom or in whose favour the Encumbrance is granted or entered into will or could be entitled to take ownership, cession or transfer of any such shares or loan account upon an enforcement thereof, a deed of adherence (in a form and substance acceptable to Orion, acting reasonably) agreeing to be bound by this Agreement must first be signed by such Person on or prior to the date of Encumbering the relevant shares or loan account;

8.3.3.3.	before any Person who is not already a party to this Agreement becomes a Majority Blyvoor Shareholder, a deed of adherence (in a form and substance acceptable to Orion, acting reasonably) agreeing to be bound by this Agreement must first be signed by such Person; and

8.3.3.4.	the Disposal of any shares in Blyvoor Gold or any direct or indirect shareholder of Blyvoor Gold shall not be registered unless such Disposal is implemented in accordance with this Agreement.

9.	FORCED OFFERS

9.1.	Reference hereinafter to the “Offering Shareholder” shall mean –

9.1.1.	Blyvoor Gold, if it or Stratocorp is in breach of any of their respective obligations under clause 8.3 or clause 12.5, but only for so long as Orion (or any of its Affiliates) is a Shareholder under this Agreement;

9.1.2.	any Shareholder:

9.1.2.1.	who commits any criminal offence which results (or is reasonably likely to result) in conviction to a fine or to imprisonment for a period of 1 (one) year or more, or to both a fine and such imprisonment, such that the reputation, image and/or brand of the Company is prejudiced and brought into disrepute;

9.1.2.2.	in respect of which an Insolvency Event occurs in relation to such Shareholder or, if applicable, any of its direct or indirect holding company(ies);

9.1.2.3.	where such Shareholder or any director, officer or employee of such Shareholder (who holds or held such position at, or at any time following, the Signature Date) or any director nominated by such Shareholder for appointment to the Board is determined as a matter of fact to be, or who has been, in breach of any applicable Compliance Laws during the course and scope of discharging their obligations to the Existing Shareholder or any member of the Company Group or any of their respective Affiliates, including but not limited to the giving or taking of bribes, or any similar unlawful (as defined under the applicable Compliance Laws) behaviour;

9.1.2.4.	which breaches clauses 7 (Disposal of Equity Interest) to 12 (Tag Along) (both inclusive), 18 (Warranties and Undertakings) or 22 (Listing) of this Agreement and fails to remedy such breach within 14 (fourteen) Business Days of receipt of written notice (from any other Party) requiring it to do so; and/or

9.1.2.5.	which is a trust if it ceases to operate primarily for the benefit of those who are beneficiaries on the date when the trust first becomes a Shareholder or who became beneficiaries subsequently but are Immediate Relations and/or descendants of the Shareholder contemplated in clause 7.2.

9.2.	Forced Offers Process

9.2.1.	As soon as an event contemplated in any one of clauses 9.1.1 or 9.1.2 (inclusive) occurs (each a “Deemed Offer Event”), the Offering Shareholder or, if applicable, the trustee, the curator, executor, business rescue practitioner or liquidator of the Offering Shareholder’s estate or assets, as the case may be, shall notify the remaining Shareholders (the “Interested Shareholders”) and the Company in writing thereof. The Company shall promptly (i) following receipt of a notice from the Offering Shareholder or, if applicable, the trustee, the curator, executor, business rescue practitioner or liquidator of the Offering Shareholder’s estate or assets, as the case may be, of any Deemed Offer Event or (ii) following receipt of a notice from any Interested Shareholder to the Company and the Offering Shareholder confirming that the Interested Shareholder has otherwise become aware of the occurrence of any Deemed Offer Event, cause the Fair Value of the Offering Shareholder’s Equity Interest referred to in clause 9.2.2 below to be determined by the Expert in accordance with the provisions of clause 17 (Determination of Fair Value). For the avoidance of doubt, the Deemed Offer Event arising from clause 9.1.2.4 shall only occur after the expiry of the 14 (fourteen) Business Day period referred to in clause 9.1.2.4.

9.2.2.	Subject to clause 11 (Put Option), on the date on which the Fair Value has been agreed or determined in accordance with the provisions of clause 17 (Determination of Fair Value) and notified in writing to the Interested Shareholders and the Offering Shareholder by the Expert (the “Notification Date”) at their respective addresses set out in clause 33 (Notices), the Offering Shareholder shall be deemed to have offered all (and not some) of its Equity Interest to the Interested Shareholders pro rata to their shareholding in the Company, at a cash price in Rands equal to (i) in the case of any Deemed Offer Event referred to in clause 9.1.2.2, the Fair Value thereof as determined by the Expert in accordance with the provisions of clause 17 (Determination of Fair Value) or (ii) in the case of any other Deemed Offer Event (other than as referred to in clause 9.1.2.2), 80% (eighty percent) of the Fair Value thereof as determined by the Expert in accordance with the provisions of clause 17 (Determination of Fair Value). Each Interested Shareholder shall be entitled to accept the Equity Interest offered: (a) proportionately to the ratio which the shareholding of such accepting Interested Shareholder bears to the shareholding of all of the other Interested Shareholders to whom the deemed offer is made; (b) in proportions agreed amongst all Interested Shareholders to whom the deemed offer is made; or (c) on the basis in the aforesaid (a) coupled with an acceptance of all (and not some) additional Equity Interest so offered as may fail to be accepted by the other Interested Shareholders (the “Additional Deemed Offer Equity Interest”); provided that if more than one Interested Shareholder elects this (c) the Additional Deemed Offer Equity Interest shall be considered to have been accepted by the Interested Shareholders who elect (c) proportionately to the ratio which the shareholding of such accepting Interested Shareholder bears to the shareholding of all other Interested Shareholders accepting in terms of this (c).

9.2.3.	The offer contemplated in clause 9.2.2 shall be open for acceptance thereafter for a period of 30 (thirty) Business Days from the Notification Date (during which period the Offer shall be irrevocable) and, failing acceptance thereof in respect of all such Equity Interest within such period, shall lapse. Such lapsing of the offer shall not affect the continued application of the pre-emptive provisions of this Agreement. If the offer is accepted, the effective date of the sale shall be the day prior to the date upon which the Deemed Offer Event, which triggered the offer, occurs.

9.2.4.	The proportionate share of the purchase price (as contemplated in clause 9.2.2) which is payable by each Interested Shareholder who accepts the offer shall be paid in cash (or by way of direct electronic funds transfer in immediately available funds, without set-off or deduction) immediately against delivery of the Shares and pro rata portion of the Loan Account as contemplated in clause 9.2.5.

9.2.5.	The Shares shall be delivered in transferable form to the Interested Shareholder in question, against payment in full of the purchase price in cash as contemplated in clause 9.2.4, in the manner contemplated in clauses 8.2.1 and 8.2.2 mutatis mutandis, save that:

9.2.5.1.	the purchase price payable for the Shares shall be the price set out in clause 9.2.2; and

9.2.5.2.	completion of the sale shall be effected within 30 (thirty) Business Days of acceptance of the offer (or as soon thereafter as any necessary legal or Regulatory Approvals have been finally obtained).

9.2.6.	If the offer is not accepted in respect of the whole of such Equity Interest, the Offering Shareholder shall be entitled to retain the entirety of such Offering Shareholder’s Equity Interest (and not for the avoidance of doubt, merely the proportion of such Equity Interest in relation to which the offer was not accepted), subject to the remaining provisions of this Agreement.

9.2.7.	Each of the Interested Shareholders who accepts the offer shall use its best endeavours to procure the release of the Offering Shareholder pro rata (in the same ratio as the Shares so purchased by him in terms of this clause 9.2 bear to all the Shares held by the Offering Shareholder) from any liability which the Offering Shareholder may have under any guarantees, suretyships and indemnities which may have been given by the Offering Shareholder for the Company’s obligations. Until the release as aforesaid is procured, each of the Interested Shareholders who accepts the offer indemnifies the Offering Shareholder against any such liability, on the same pro rata basis referred to in this clause 9.2.7.

9.2.8.	Notwithstanding the provisions of clauses 9.2.1 to 9.2.7 (both inclusive), nothing in those provisions, including the occurrence of a Deemed Offer Event and/or the exercise of the Put Option or Blyvoor Gold Put Option (defined below), shall in any way limit or prejudice any of the Interested Shareholder’s other rights or remedies (including the right to claim specific performance or damages) to which it would otherwise be entitled.

9.3.	General Provisions

9.3.1.	Subject to 9.2.5, the provisions of clause 8.2 shall apply, mutatis mutandis, to this clause 9 (Forced Offer).

9.3.2.	This clause 9 (Forced Offer), and the Shareholders’ rights and obligations thereunder, shall be at all times subject and subordinate to Orion’s rights under clause 10 (Put Option).

10.	PUT OPTION

10.1.	Notwithstanding anything to the contrary in clause 9 (Forced Offer), Blyvoor Gold hereby grants Orion a put option (the “Put Option”) to require Blyvoor Gold to acquire from Orion all (and not some) of its Equity Interest (the “Put Option Equity Interest”) upon the terms and conditions set out below:

10.1.1.	Blyvoor Gold shall promptly (and no later than 2 (two) days) following:

10.1.1.1.	the occurrence of any Deemed Offer Event;

10.1.1.2.	the termination of the Gold Streaming Agreement as a result of any Event of Default (as such term is defined in the Gold Streaming Agreement), but only for so long as Orion OMF (or any of its Affiliates) remains a party under the Stream Agreement; or

10.1.1.3.	(i) any shareholder in the Project Company commits any act or omission which results (or is reasonably likely to result) in (a) any shareholder in the Project Company (other than the Company) no longer being regarded as an Empowered Person or (b) the Project Company no longer being able to comply with the B-BBEE Requirements or (c) an adverse impact on the B-BBEE Status of the Project Company; and (ii) such shareholder fails to remedy such act or omission within 90 (ninety) calendar days of receipt of written notice from the Company requiring it to do so,

(each, a “Put Option Event”), notify Orion and the Company in writing of such occurrence. The Company shall promptly (i) following receipt of a notice from Blyvoor Gold of any Put Option Event or (ii) following receipt of a notice from Orion to the Company and Blyvoor Gold confirming that Orion has otherwise become aware of the occurrence of any Put Option Event, cause the Fair Value (in USD) of the Put Option Equity Interest referred to in clause 10.1.5.4 below to be determined by the Expert in accordance with the provisions of clause 17 (Determination of Fair Value);

10.1.2.	the Put Option may be exercised by Orion at any time following the occurrence of the relevant Put Option Event from the earlier date on which (i) Orion is notified of the Put Option Event by Blyvoor Gold or (ii) Orion otherwise first becomes aware of the occurrence of the Put Option Event (in which case it will be deemed to have received notice of the Put Option Event) (the “Put Option Period”);

10.1.3.	the Put Option must be exercised by a written notice from Orion to Blyvoor Gold (the “Put Option Election Notice”) and must be for the whole (and not only some) of the Put Option Equity Interest;

10.1.4.	for the purposes of this clause 10.1 the exercise of the Put Option shall be regarded as having been exercised when the Put Option Election Notice is received, or is deemed to have been received, by Blyvoor Gold in accordance with the provisions of clause 33 (Notices); and

10.1.5.	if Orion exercises the Put Option in terms of this clause 10.1, then the acquisition of the Put Option Equity Interest which would result, shall be subject to the following terms and conditions:

10.1.5.1.	the acquisition of the Put Option Equity Interest shall be subject to the pre-condition that any requirements which are necessary as a prerequisite to Dispose of the Put Option Equity Interest in terms of any Applicable Laws are duly satisfied;

10.1.5.2.	each other Shareholder shall hereby be deemed irrevocably and unconditionally to have consented to the transactions contemplated in this clause 10 (Put Option) and to have waived any and all pre-emptive rights, rights of first refusal or other rights, which such Shareholder has, or may at any time in the future have, in relation to or over Orion’s Equity Interest, whether under this Agreement, the MOI, the Companies Act, or otherwise;

10.1.5.3.	the effective date of the Put Option acquisition shall be the day prior to the date upon which the Deemed Offer Event, which triggered the offer, occurs;

10.1.5.4.	the aggregate acquisition price payable in USD to Orion for the Put Option Equity Interest held by Orion which is being sold to Blyvoor Gold shall be:

10.1.5.4.1.	for a Put Option Event in terms of clause 10.1.1.3, an amount equal to the greater of (i) 100% (one hundred percent) of the Fair Value (in USD) of such Put Option Equity Interest as at the effective date of the Put Option acquisition as determined in accordance with the provisions of clause 17 (Determination of Fair Value) by the Expert or (ii) USD 23,000,000.00 (twenty three million United States Dollars); or

10.1.5.4.2.	for all other Put Option Events referred to in clause 10.1.1 an amount equal to the greater of (i) 120% (one hundred and twenty percent) of the Fair Value (in USD) of such Put Option Equity Interest as at the effective date of the Put Option acquisition as determined in accordance with the provisions of clause 17 (Determination of Fair Value) by the Expert or (ii) USD 23,000,000.00 (twenty three million United States Dollars);

10.1.5.5.	completion of the acquisition by Blyvoor Gold of the Put Option Equity Interest which results shall be, mutatis mutandis, on the same terms and conditions as set out in clause 8.2, save that:

10.1.5.5.1.	the purchase price payable for the Put Option Equity Interest shall be the price set out in clause 10.1.5.4 above; and

10.1.5.5.2.	completion of the acquisition of the Put Option Equity Interest shall be effected within 10 (ten) Business Days after the pre- condition referred to in clause 10.1.5.1 above occurs (or as soon thereafter as any necessary legal or Regulatory Approvals pursuant to clause 11 (Regulatory Approvals) have been finally obtained), but only against the completion by Orion of all the matters referred to in clause 8.2.

10.2.	Notwithstanding the provisions of clause 10.1, nothing in those provisions, including the occurrence of a Put Option Event and/or the exercise of any right by Orion under such provisions, shall in any way limit or prejudice any of Orion’s other rights or remedies (including the right to claim specific performance or damages) to which it would otherwise be entitled.

10.3.	If Orion Disposes of some or all of its Equity Interest in terms of this clause 10 (Put Option), such Disposal shall not be subject to the provisions of clause 8 (Pre-emptions).

10.4.	Blyvoor Gold Put Option

10.4.1.	Notwithstanding anything to the contrary in clause 9 (Forced Offer), Orion hereby grants Blyvoor Gold a put option (the “Blyvoor Gold Put Option”) to require Orion to acquire from Blyvoor Gold all (and not some) of its Equity Interest (the “Blyvoor Gold Put Option Equity Interest”) upon the terms and conditions set out below:

10.4.1.1.	in the event that Orion (in its capacity as a Selling Shareholder) under clause 12 (Tag Along) fails to procure under such clause that the relevant third party offers to purchase from Blyvoor Gold (in its capacity as a Tagging Shareholder) the relevant percentage of Blyvoor Gold’s Equity Interest, in breach of clause 12.1 (the “Blyvoor Gold Put Option Event”), Orion shall promptly (and no later than 2 (two) days) following the occurrence of the Blyvoor Gold Put Option Event) notify Blyvoor Gold and the Company in writing of the Blyvoor Gold Put Option Event and the Company shall promptly cause the Fair Value (in ZAR) of the Blyvoor Gold Put Option Equity Interest to be determined by the Expert in accordance with the provisions of clause 17 (Determination of Fair Value);

10.4.1.2.	the Blyvoor Gold Put Option may be exercised by Blyvoor Gold at any time following the occurrence of the relevant Blyvoor Gold Put Option Event from the earlier date on which (i) Blyvoor Gold is notified of the Blyvoor Gold Put Option Event by Orion or (ii) Blyvoor Gold otherwise first becomes aware of the occurrence of the Blyvoor Gold Put Option Event (in which case it will be deemed to have received notice of the Blyvoor Gold Put Option Event) (the “Blyvoor Gold Put Option Period”);

10.4.1.3.	the Blyvoor Gold Put Option must be exercised by a written notice from Blyvoor Gold to Orion (the “Blyvoor Gold Put Option Election Notice”) and must be for the whole (and not only some) of the Blyvoor Gold Put Option Equity Interest;

10.4.1.4.	for the purposes of this clause 10.4 the exercise of the Blyvoor Gold Put Option shall be regarded as having been exercised when the Blyvoor Gold Put Option Election Notice is received, or is deemed to have been received, by Blyvoor Gold in accordance with the provisions of clause 33 (Notices); and

10.4.1.5.	if Blyvoor Gold exercises the Blyvoor Gold Put Option Notice in terms of this clause 10.4.1 then the acquisition of the Blyvoor Gold Put Option Equity Interest shall be, mutatis mutandis, subject to the same terms and conditions as set out in clause 10.1.5, save that the purchase price payable in ZAR for the Blyvoor Gold Put Option Equity Interest shall be 120% (one hundred and twenty percent) of the Fair Value determined by the Expert in accordance with the provisions of clause 17 (Determination of Fair Value).

11.	REGULATORY APPROVALS

If any Regulatory Approvals of any relevant Regulatory Authorities are required for any transaction or Disposal of any nature contemplated in this Agreement (including, without limitation, clause 7 (Disposal of Equity Interest), clause 8 (Pre-emptions) clause 9 (Forced Offer), clause 10 (Put Option), clause 12 (Tag Along) and clause 13 (Come Along) or any other provisions of this Agreement, the Parties shall co-operate with each other in order to present the necessary application or filing to the relevant Regulatory Authorities as soon as reasonably possible and to the extent that any time periods have been imposed in this Agreement for the completion of the particular transaction, which are inappropriate having regard to the time period permitted to the relevant Regulatory Authorities to consider the matter, the time periods in question in this Agreement shall be deemed to have been extended sufficiently so as to enable the requisite application or filing to be made with the relevant Regulatory Authorities and for the relevant Regulatory Authorities to respond. The Parties shall use their reasonable endeavours to obtain such statutory, governmental or Regulatory Approvals as soon as reasonably practicable.

12.	TAG ALONG

12.1.	Subject to clause 7 (Disposal of Equity Interest) and clause 8 (Pre-emptions), if a Shareholder (“Selling Shareholder”) agrees (after first having complied with the relevant provisions of clause 8 (Pre-emptions) and the other Shareholders having refused the offer made to them in terms thereof) at any time to sell all or a portion of its Shares and Loan Account (the “Tag Equity Interest”) to a third party (other than a transferee contemplated in clause 7.2), whether in a single transaction or a series of interconnected transactions, then if so requested in writing by any of the other Shareholders (each such requesting Shareholder a “Tagging Shareholder”), the Selling Shareholder shall not be entitled to sell the Tag Equity Interest to such third party unless the Selling Shareholder procures that the relevant third party offers to purchase (simultaneously with the purchase of the Tag Equity Interest) an equivalent percentage of Equity Interest of each of the Tagging Shareholders (being equal to the same percentage that the Shares and Loan Claims being sold by the Selling Shareholder to the relevant third party bear to the total number of Shares and Loan Claims (respectively) held by the Selling Shareholder) at the same price per Share, and subject to the same terms and conditions, mutatis mutandis, as those at and on which the Selling Shareholder has agreed to sell the Tag Equity Interest to such third party. For the purposes of this clause a “third party” shall not include any transferee contemplated in clause 7.2.

12.2.	To exercise its right under clause 12.1 (“Tag Along Right”), a Tagging Shareholder must, within 20 (twenty) calendar days following receipt of the relevant Offer referred to in 8.1.1 relating to the Selling Shareholder’s Equity Interest, notify the Selling Shareholder and the Company in writing of the exercise of its Tag Along Right.

12.3.	If the Selling Shareholder of the Tag Equity Interest completes the sale notified in the Offer to the relevant third party purchaser following the process set out in clause 8 (Pre-emptions), it must ensure that the purchaser of its Tag Equity Interest simultaneously completes the acquisition of all Equity Interest which is subject to the exercise of a Tag Along Right provided that the same price, terms and conditions applicable to the sale of the Tag Equity Interest shall apply to the sale of all of the Equity Interest which is subject to the exercise of a Tag Along Right (including the provision of warranties by all sellers of the Equity Interest, except that the Tagging Shareholders shall only be required to provide warranties confirming the title and ownership of their Shares and no other warranties).

12.4.	Completion of the sale and purchase of all Equity Interest as contemplated in clause 12.3 must take place as soon as possible after any Tagging Shareholder’s rights under clause 12.1 have been exercised (or as soon thereafter as any necessary legal or Regulatory Approvals pursuant to clause 11 (Regulatory Approvals) have been finally obtained), mutatis mutandis, on the same terms and conditions as set out in clause 8.2.

12.5.	Blyvoor Gold Tag Process

12.5.1.	Stratocorp undertakes to procure that none of Stratocorp nor any of its shareholders or Affiliates which hold directly or indirectly an equity interest in Blyvoor Gold (at any time and irrespective of the equity interest or number of shares held (directly or indirectly) in Blyvoor Gold by Stratocorp or any of its shareholders or Affiliates), and Stratocorp and Blyvoor Gold undertake to procure that at no time shall any other Person who (either alone or together with any or all Affiliates of such Person) holds or Controls directly or indirectly more than 50% (fifty percent) of any shares in Blyvoor Gold at any time, (Stratocorp or such other Stratocorp shareholders or Affiliates or such other Persons, as applicable, a “Tagged Seller”) shall Dispose or approve the Disposal, directly or indirectly, of any shares in, and/or any claims on loan account against, Blyvoor Gold or any direct or indirect shareholder of Blyvoor Gold to any Person (the “Tagged Purchaser”), whether in a single transaction or series of interconnected transactions, without Stratocorp and Blyvoor Gold procuring that the Tagged Seller, Tagged Purchaser, Blyvoor Gold and (if applicable) the relevant direct or indirect shareholder of Blyvoor Gold first comply with the processes in this clause 12.5. In this regard:

12.5.1.1.	Stratocorp and Blyvoor Gold shall first notify Orion and the Company of such proposed Disposal. Orion shall elect, upon receipt of the aforesaid notification and by no later than 10 (ten) Business Days thereafter, whether the remaining process set out in terms of this clause 12.5 or clause 8.3 should apply (it being agreed that the remaining processes set out under both such clauses shall not apply in relation to the same event). If Orion elects that the remaining processes set out in this clause 12.5 should apply (as opposed to those set out in clause 8.3), the Company shall cause the Orion Tag Price (as defined below) to be determined by the Expert in accordance with the provisions of clause 17 (Determination of Fair Value), mutatis mutandis, and notified in writing by the Expert to Orion, the Company, the Tagged Seller and the Tagged Purchaser at (in the case of Parties) their respective addresses set out in clause 33 (Notices) or (in the case of non-Parties) such other address provided by the Company to the Expert; and

12.5.1.2.	procure that the Tagged Purchaser first, promptly (and no later than 10 (ten) Business Days) following the Expert delivering its notice to Orion of the Orion Tag Price in terms of clause 12.5.1.1, makes an offer in writing (the “Tagged Purchaser Offer”) to Orion to purchase all of Orion’s Equity Interest (the “Orion Equity Interest”) from Orion on the terms and conditions set out in clause 12.5, by sending the Tagged Purchaser Offer to Orion at its address set out in clause 33 (Notices).

12.5.2.	Upon delivery of the Tagged Purchaser Offer to Orion, a Tagged Purchaser Offer for the Orion Equity Interest in question shall be deemed to have been made to Orion and Orion shall be entitled to accept the Tagged Purchaser Offer and sell all of its Orion Equity Interest to the relevant Tagged Purchaser, by way of written notice to the Tagged Purchaser, within 30 (thirty) Business Days of receipt of the Tagged Purchaser Offer (during which period the Tagged Purchaser Offer shall be irrevocable).

12.5.3.	If Orion accepts the Tagged Purchaser Offer in terms of this clause 12.5, then Stratocorp and Blyvoor Gold shall procure that the Tagged Purchaser will acquire the Orion Equity Interest on the following terms and conditions:

12.5.3.1.	the acquisition of the Orion Equity Interest shall be subject to the pre-condition that any requirements which are necessary as a prerequisite to Dispose of the Orion Equity Interest in terms of any Applicable Laws are duly satisfied;

12.5.3.2.	each other Shareholder shall hereby be deemed irrevocably and unconditionally to have consented to the transactions contemplated in this clause 12.5 and to have waived any and all pre-emptive rights, rights of first refusal or other rights, which such Shareholder has, or may at any time in the future have, in relation to or over the Orion Equity Interest, whether under this Agreement, the MOI, the Companies Act, or otherwise;

12.5.3.3.	the effective date of the Tagged Purchaser Offer acquisition shall be the day on which Orion is notified by Stratocorp and Blyvoor Gold of the proposed Disposal by the Tagged Seller as contemplated in clause 12.5.1.1; and

12.5.3.4.	the aggregate acquisition price (the “Orion Tag Price”) payable by the Tagged Purchaser to Orion for the Orion Equity Interest held by Orion which is being sold to the Tagged Purchaser under this clause 12.5 shall be:

12.5.3.4.1.	an amount equal to Orion’s Loan Account as at the effective date of the Tagged Purchaser Offer; plus

12.5.3.4.2.	an amount equal to (i) the number of Shares held by Orion as at the effective date of the Tagged Purchaser Offer multiplied by (ii) an amount equal to (a) the proportionate amount of the aggregate amount payable by the Tagged Purchaser to the relevant Tagged Seller for the shares (but excluding, for the avoidance of doubt, any loan claims) held by the Tagged Seller in Blyvoor Gold or the relevant direct or indirect shareholder of Blyvoor Gold (as applicable) (the “Tagged Seller’s Shares”) which is attributable to the value of the indirect effective shareholding in the Company that such shares represent divided by (b) the total number of Shares (in the Company) that the Tagged Seller’s Shares represent on an indirect effective shareholding basis relative to the total number of Shares in issue, in each case as at the effective date of the Tagged Purchaser Offer, in each case, as calculated by the Expert in accordance with the provisions of clause 17 (Determination of Fair Value), mutatis mutandis, or otherwise agreed in writing by the Tagged Purchaser and Orion;

12.5.3.5.	completion of the acquisition by the Tagged Purchaser of the Orion Equity Interest which results shall be, mutatis mutandis, on the same terms and conditions as set out in clauses 8.2.1, 8.2.2, 8.2.7 and 8.2.8, save that:

12.5.3.5.1.	the purchase price payable for the Orion Equity Interest shall be the Orion Tag Price; and

12.5.3.5.2.	completion of the acquisition of the Orion Equity Interest shall be effected within 10 (ten) Business Days after the pre-condition referred to in clause 12.5.3.1 above occurs (or as soon thereafter as any necessary legal or Regulatory Approvals pursuant to clause 11 (Regulatory Approvals) have been finally obtained), but only against the completion by the Tagged Purchaser of all the matters referred to in clause 8.2.

12.5.4.	If Orion Disposes of its Equity Interest in terms of this clause 12.5, such Disposal shall not be subject to the provisions of clause 8 (Pre-emption).

13.	COME ALONG

13.1.	A Shareholder may Dispose of its Equity Interest only in terms of this clause 13 (Come Along) to any bona fide third party which (i) if such third party is a publicly traded entity and any Shareholder is contemplated to acquire any such traded shares in such third party in terms of any transaction contemplated in this clause 13 (Come Along), there is sufficient liquidity in such entity’s traded shares such that such Shareholder would be able, within 4 (four) months of acquiring such shares, to sell all such shares on the relevant stock exchange at the then prevailing market price for such shares or (ii) if any Shareholder is contemplated to receive cash in terms of any transaction contemplated in this clause 13 (Come Along), such third party is able to provide reasonable evidence (in a form acceptable to the Shareholders, each acting reasonably) that it has (or has confirmed access to) sufficient cash resources to settle the purchase price payable to such Shareholders without restriction in terms of any transaction contemplated in this clause 13 (Come Along), including, if required by Orion, in USD (each a “Qualifying Third Party”).

13.2.	Subject to clause 7 (Disposal of Equity Interest) and clause 8 (Pre-emption), if a bona fide third party which is a Qualifying Third Party offers to purchase all of the Equity Interest of all the Shareholders on identical pro rata terms, and a Shareholder holding 51% (fifty-one percent) or more of the Shares wishes to accept such offer (“Majority Shareholder”) in respect of its Equity Interest (“Come Along Equity Interest”) (after first having complied with the relevant provisions of clause 8 (Pre-emption) and the other Shareholders having refused the offer made to them in terms thereof), then the Majority Shareholder shall be entitled, on written notice to the other Shareholders (“Come Along Notice”), to require the other Shareholders to accept the offer from the relevant Qualifying Third Party (provided that Orion shall not be required to sell its Equity Interest under this clause 13 (Come Along) if the sale would generate an internal rate of return for Orion of less than 8% (eight percent)), and upon delivery (or deemed deliver) of the aforesaid notice, each of the other Shareholders shall be obliged to sell, and shall be deemed to have accepted the offer, in respect of all of its Equity Interest to the relevant Qualifying Third Party at the same price, and on the same terms and conditions, applicable to the Come Along Equity (including the provision of warranties by all sellers of the Equity Interest, except that the Shareholders other than the Majority Shareholder shall only be required to provide warranties confirming the title and ownership of their Shares and no other warranties). For the purposes of this clause, a “Qualifying Third Party” shall not include any transferee contemplated in clause 7.2.

13.3.	Completion of the sale and purchase of all Equity Interest as contemplated in clause 13.2 must take place as soon as possible after the Come Along Notice has been duly delivered to the relevant Shareholders (or as soon thereafter as any necessary legal or Regulatory Approvals pursuant to clause 11 (Regulatory Approvals) have been finally obtained), mutatis mutandis, on the same terms and conditions as set out in clause 8.2.

13.4.	The provisions of this clause 13 (Come Along) will not apply to any Equity Interest held by any Shareholder in circumstances where (i) a Put Option Election Notice has been issued in terms of clause 10.1.3 prior to a Come Along Notice being delivered in terms of clause 13.2 or (ii) any Deemed Offer Event has occurred prior to a Come Along Notice being delivered in terms of clause 13.2.

14.	FUNDING

14.1.	Unless otherwise agreed to by the Shareholders, none of the Shareholders undertake, or shall have any obligation, to make any loan to, or subscribe for any Shares in, the Company.

14.2.	All funding and other cash requirements of the Company, together with the source of financing thereof (“Funding”) shall be determined by the Board.

14.3.	The Company shall use its reasonable endeavours to procure that all Funding required from time to time by the Company as determined in accordance with the provisions of clause 14.1, and the Company hereby agrees and undertakes that it will use all of its rights and powers, including all voting rights (including all voting rights held by the Company as a shareholder in the Project Company and all rights to appoint or elect directors to the board of directors of the Project Company), to procure that all funding and other cash requirements of the Project Company and each other Company Group member, together with the source of financing thereof (collectively, “Company Group Funding”), required from time to time by the Project Company and each other Company Group member (as applicable), is provided as far as practicable as follows —

14.3.1.	firstly, out of such company’s own resources; or

14.3.2.	secondly, where such company is unable to attain sufficient Funding or Company Group Funding (as applicable) in terms of clause 14.3.1, by way of loans or other financial assistance to such company from financial institutions or other third parties (which can include any member of a Shareholder’s Group) on terms approved by the Board, but without allowing any prospective lender a right to acquire any shares or other securities in any Company Group member as a condition of any loan (unless all of the Shareholders agree otherwise in writing);

14.3.3.	thirdly, in circumstances where such company is unable to attain sufficient Funding or Company Group Funding (as applicable) in terms of clauses 14.3.1 and/or 14.3.2 on terms reasonably acceptable to the Board and within such reasonable time period as may be acceptable in the circumstances, then (i) in relation to the Company, on Loan Account from both Blyvoor Gold and Orion (where both Blyvoor Gold are Orion are willing to extend Funding in terms of its Loan Account) in proportion to their shareholding in the Company in accordance with the remaining provisions of this clause 14 (Funding) or (ii) in relation to any other Company Group member, on loan account from all of the shareholders of the relevant Company Group member (where all such shareholders are willing to extend Company Group Funding on loan account) in proportion to their shareholding in the relevant Company Group member; and

14.3.4.	fourthly, in circumstances where (i) in relation to the Company, only one of Blyvoor Gold or Orion is willing to extend Funding in terms of its Loan Account or (ii) in relation to any other Company Group member, not all of the shareholders of the relevant Company Group member are willing to extend Company Group Funding on loan account, such that proportionate Funding or Company Group Funding (as applicable) in terms of clause 14.3.3 is not possible, then (i) in relation to the Company, on Loan Account from the Shareholder which is willing to extend Funding in terms of its Loan Account disproportionate to its shareholding in the Company in accordance with the remaining provisions of this clause 14 (Funding) or (ii) in relation to any other Company Group member, on loan account from any of the shareholders which are willing to extend Company Group Funding on loan account disproportionate to its shareholding in the relevant Company Group member.

14.4.	In circumstances where the Board determines that the Company requires Funding but the Company is unable to attain sufficient Funding in terms of clauses 14.3.1 and/or 14.3.2, the Board shall notify both Blyvoor Gold and Orion thereof in writing (“Funding Notice”) and shall supply to both Blyvoor Gold and Orion such additional information as Blyvoor Gold and Orion may reasonably request to satisfy itself that the amount of Funding requested by the Board in a Funding Notice is required and is not, or is unlikely to become, available in terms of clauses 14.3.1 and/or 14.3.2.

14.5.	Upon receiving a Funding Notice, each of Blyvoor Gold and Orion may elect whether or not to provide its pro rata portion of such Funding based on such Shareholder’s shareholding in the Company (such loan referred to as a “Proportionate Loan”), and shall notify the Board in writing of its election within 10 (ten) Business Days of receipt by it of the Funding Notice (“Shareholder Election Notice”). Should both Blyvoor Gold and Orion elect to contribute its Proportionate Loan (each a “Contributing Shareholder”), the Contributing Shareholder shall pay to the Company, in cash, the amount of its Proportionate Loan within 20 (twenty) Business Days after delivery of the Shareholder Election Notice.

14.6.	If Blyvoor Gold and/or Orion is unable or unwilling to provide its Proportionate Loan to the Company (a “Non-Contributing Shareholder”) it shall notify the Board in writing accordingly within 10 (ten) Business Days of receipt by it of the Funding Notice. If Blyvoor Gold and/or Orion fails to so advise the Board within the aforementioned 10 (ten) Business Day period, it shall be deemed to have decided not to make a contribution for purposes of this clause 14.6 and shall be regarded as a Non-Contributing Shareholder.

14.7.	The Board shall, in writing, within 2 (two) Business Days of being notified by any Non- Contribution Shareholder that such Non-Contribution Shareholder is unable or unwilling to provide its Proportionate Loan to the Company (or where no such notification is received, within 2 (two) Business Days of the end of the 10 (ten) Business Day period referred to in clause 14.6), inform any Contributing Shareholder of the Non-Contributing Shareholder’s decision and the Contributing Shareholder may elect whether or not to contribute to the Company the Non-Contributing Shareholder’s Proportionate Loan (“Disproportionate Loan”). Should the Contributing Shareholder elect to contribute the Disproportionate Loan, the Contributing Shareholder shall pay to the Company, in cash, the amount of the Disproportionate Loan within 20 (twenty) Business Days after the delivery (or deemed delivery) of the aforesaid Board notice.

14.8.	The Loan Accounts shall be ranked for all purposes at any time (unless the Shareholders and the Company specifically agree in writing otherwise) in priority as follows –

14.8.1.	first, all Disproportionate Loans (interest then capital), if any; and

14.8.2.	second, all Proportionate Loans (interest then capital).

14.9.	Save as may be otherwise agreed to in writing at the date of granting the loan in question by Orion, Blyvoor Gold and the Company, the Loan Accounts shall be subject to the following terms and conditions, subject to clause 14.10 –

14.9.1.	Loan Accounts contributed by Orion shall be denominated in USD and Loan Accounts contributed by other Shareholders shall be denominated in ZAR;

14.9.2.	all Proportionate Loans contributed by Orion shall accrue interest at 1 (one) month LIBOR plus 2% (two percent) per annum, compounded monthly in arrears, for such period as such Proportionate Loans remain outstanding;

14.9.3.	all Proportionate Loans contributed by Shareholders other than Orion shall accrue interest at the Prime Rate minus 2% (two percent) per annum, compounded monthly in arrears, for such period as such Proportionate Loans remain outstanding;

14.9.4.	subject to clauses 14.9.5 and 14.9.6 and subject to the availability of funds of the Company –

14.9.4.1.	Loan Accounts shall be repaid by the Company having regard to the ranking stipulated in clause 14.8 or as may be agreed from time to time between the Company and all Shareholders;

14.9.4.2.	Disproportionate Loans shall be repaid in the proportion that each Shareholder’s Disproportionate Loan bears to the sum of all Shareholders’ Disproportionate Loans; and

14.9.4.3.	once all Disproportionate Loans have been fully repaid and discharged, Proportionate Loans shall be repaid in the proportion that each Shareholder’s Proportionate Loan bears to the sum of all Shareholders’ Proportionate Loans;

14.9.5.	all Loan Accounts shall in any event become immediately repayable –

14.9.5.1.	if the Board resolves that the Company should do so, provided that the Board shall also be entitled to determine that the Claims shall be repaid in part;

14.9.5.2.	if the Company ceases to carry on business;

14.9.5.3.	if the ability or ability of the Company to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, compulsory acquisition, intervention, restriction, or other action by or on behalf of any Regulatory Authority or other Person;

14.9.5.4.	if by the authority of any Regulatory Authority or other Person (not being a Shareholder):

14.9.5.4.1.	the management of the Company is wholly or substantially replaced; or

14.9.5.4.2.	all or a majority of the shares of the Company or the whole or any part of its assets or revenues is seized, expropriated or compulsorily acquired;

14.9.5.5.	if any Licences of the Company or its subsidiaries are revoked, permanently suspended or not renewed so that the Company materially ceases to carry on business;

14.9.5.6.	if an Insolvency Event occurs in relation to the Company; or

14.9.5.7.	upon the granting of any judgement against the Company in an amount exceeding ZAR 1,000,000.00 (one million Rand) if the Company does not satisfy the judgement within 30 (thirty) days after it becomes aware thereof, provided that if the judgement is appealable or reviewable, such 30 (thirty) day period shall only commence on (i) the date of expiry of the period within which such appeal or review was required to be made as prescribed by Applicable Law, if no appeal or review is commenced by the Company; or (ii) the date on which such appeal or review ultimately fails, if an appeal or review is commenced by the Company; and

14.9.6.	Proportionate Loans and Disproportionate Loans shall otherwise be subject to such other terms and conditions as may be agreed to by Orion, Blyvoor Gold and the Company in writing at the date of granting the loan in question and shall, unless otherwise agreed to between Orion, Blyvoor Gold and the Company, be unsecured.

14.10.	For so long as Funding is not provided by both Blyvoor Gold and Orion pro rata to their respective shareholdings, interest shall accrue and be payable monthly in arrears on any Disproportionate Loans at 1 (one) month LIBOR plus 2% (two percent) per annum, compounded monthly in arrears in relation to all Disproportionate Loans contributed by Orion for such period as such Disproportionate Loans remain outstanding and (ii) the Prime Rate per annum, compounded monthly in arrears in relation to all Disproportionate Loans contributed by Shareholders other than Orion for such period as such Disproportionate Loans remain outstanding.

14.11.	The Company undertakes to repay all outstanding Loan Accounts (whether Disproportionate Loans or not) as soon as it is reasonably able to do so and as soon as there is free cash available for such repayments.

14.12.	It is agreed that no dividends shall be declared or paid until all Loan Accounts have been repaid in full to the Shareholders, unless each Shareholder agrees otherwise in writing.

15.	SURETYSHIPS AND GUARANTEES

No Shareholder shall be obliged to provide any guarantees and/or suretyships and/or indemnities (and/or any similar instruments or obligations), requested by a third party for any loans to the Company, for any other transaction entered into by the Company or for any other obligation of the Company. If, however, at any time a Shareholder gives any guarantee and/or suretyship and/or indemnity (or any similar instrument or obligation) to any Person in respect of any obligations of the Company and if such guarantee and/or suretyship and/or indemnity (or other similar instrument or obligation) was given with the written consent of the remaining Shareholders, then any Loss which may be sustained in terms of any such guarantee and/or suretyship and/or indemnity (or other similar instrument or obligation) shall be borne by all the Shareholders pro rata to their respective shareholdings in the Company irrespective of the terms and conditions of such guarantee and/or suretyship and/or indemnity (or other similar instrument or obligation), and the Shareholders indemnify each other accordingly.

16.	RIGHT TO CONDUCT A DUE DILIGENCE

16.1.	Any Shareholder shall be entitled to -

16.1.1.	disclose to any bona fide prospective purchaser of its Shares (other than a Competitor Entity (as defined below) which the entitlements in this clause 16.1 shall not apply but the provisions in clause 16.2 shall apply), any information in its possession pertaining to the Company and its subsidiaries necessary for the bona fide prospective purchaser to make an informed decision as to whether to purchase the Shares and at what price, provided that such Shareholder shall procure that neither the bona fide prospective purchaser nor any of such person’s directors, officers, employees, agents, representatives or advisers receives any confidential and sensitive information relating to the Shareholders, including without limitation information relating to the shareholding, tax or corporate structure of any Shareholder or the identity or any information otherwise relating to the Shareholders or other direct or indirect investors in any Shareholder; or

16.1.2.	demand, in writing, that the Company permit any specified bona fide prospective purchaser of its Shares (other than a Competitor Entity in respect of which the entitlements in this clause 16.1 shall not apply but the provisions in clause 16.2 shall apply) to -

16.1.2.1.	have reasonable access, but only at the premises of the Company (or elsewhere as determined by the Company), to appropriate documents of the Company and its subsidiaries, if any, necessary for the bona fide prospective purchaser to make an informed decision as to whether to purchase the Shares and at what price. Such bona fide prospective purchaser shall not be entitled to receive or make copies of the documents (unless otherwise agreed to in writing by the Company and the Shareholders); and

16.1.2.2.	interview members of the management team of the Company but no other employees whatever without the written approval of the Company, which approval the Company undertakes shall not be unreasonably withheld, subject, in each case, to (i) the bona fide prospective purchaser signing an appropriate customary confidentiality agreement prepared on market-related terms reasonably approved by the Shareholder in question in the circumstances contemplated in clause 16.1.1 or by the Company in the circumstances contemplated in clause 16.1.2, in favour of the Shareholder in question, the Company and its subsidiaries and (ii) the Company procuring that neither the bona fide prospective purchaser nor any of such person’s directors, officers, employees, agents, representatives or advisers receives any confidential and sensitive information relating to the Shareholders, including without limitation information relating to the shareholding, tax or corporate structure of any Shareholder or the identity or any information otherwise relating to the Shareholders or other direct or indirect investors in any Shareholder.

16.2.	As regards any entity that competes (directly or indirectly) with the Business (“Competitor Entity”) which is a bona fide prospective purchaser of Shares, a third party adviser to the Competitor Entity approved in writing by the Company, which undertakes not to withhold its approval unreasonably, shall be entitled, subject to signing an appropriate customary confidentiality agreement prepared on market- related terms in favour of the Company and its subsidiaries (inter alia in which such adviser agrees expressly not to make any Confidential Information which such adviser learns, available to the Competitor Entity but only to use such information in order to confirm to the Competitor Entity whether the adviser considers it appropriate for the Competitor Entity to proceed with the purchase and at what price), to exercise the rights contemplated in clause 16.1, mutatis mutandis, provided that the Company shall procure that neither the Competitor Entity nor any of such person’s directors, officers, employees, agents, representatives or advisers receives any confidential and sensitive information relating to the Shareholders, including without limitation information relating to the shareholding, tax or corporate structure of any Shareholder or the identity or any information otherwise relating to the Shareholders or other direct or indirect investors in any Shareholder.

17.	DETERMINATION OF FAIR VALUE

17.1.	Where the Fair Value of Shares and Loan Accounts, or the price of such Shares and Loan Accounts, or any Blyvoor Equity Interest Amount, as applicable, is required to be determined for any purpose under and in terms of this Agreement including, in terms of clause 9.2.1, 10.1.1 or 12.5.1.1 as the case may be, such Fair Value, price or “Blyvoor Equity Interest Amount”, as applicable, shall be: (a) the amount agreed to between the relevant Parties within 10 (ten) Business Days of the date on which a Party requests a determination of such amount or, failing agreement, (b) the amount determined by the auditors of the Company, or such other independent expert as may be appointed in terms of clause 17.2 (the “Expert”).

17.2.	If the auditors of the Company are unwilling, refuse and/or fail to accept an engagement to act as Expert within 10 (ten) Business Days of the date on which a Party requests a determination of the relevant Fair Value, price or Blyvoor Equity Interest Amount, as applicable, then the Expert shall, at the written request of any Party, be an internationally recognised accounting firm or investment bank appointed by the President (or his successor-in-title) for the time being of the South African Institute of Chartered Accountants. If the President of the South African Institute of Chartered Accountants (or its successor body) is unable, or fails, to make such appointment for any reason whatsoever within 10 (ten) Business Days of the date of being requested by any Party to do so, then any Party may approach the High Court to make such appointment.

17.3.	Each of the Parties agrees to execute, if requested by the Expert, an engagement letter containing the terms and conditions that are reasonably requested by the Expert taking account the requirements of this clause 17 (Determination of Fair Value).

17.4.	Unless otherwise agreed in writing by the Shareholders:

17.4.1.	in making the Expert’s determination the Expert shall act as an expert and not as an arbitrator and the Expert’s written determination of the relevant Fair Value, price or Blyvoor Equity Interest Amount, as applicable, shall be final and binding on the Shareholders in the absence of any clerical or manifest error appearing within 30 (thirty) Business Days from the date the Shareholders receive the determination or fraud;

17.4.2.	the Expert will determine and certify the relevant Fair Value, price or Blyvoor Equity Interest Amount, as applicable, as at the effective date of the purchase using such generally accepted valuation methodology as the Expert may deem appropriate (provided that the Expert may not adopt any process which is manifestly biased, unfair or unreasonable), but taking into account the following assumptions, basis and considerations (as applicable):

17.4.2.1.	the fair market value of the Loan Account portion of the Equity Interest shall be equal to its face value;

17.4.2.2.	the Expert shall value the Equity Interest on the basis of an arm’s-length sale between a willing buyer and a willing seller;

17.4.2.3.	the Expert shall assume that the Equity Interest is capable of being Disposed of without restriction;

17.4.2.4.	the Expert will take into account the value of the underlying assets of the Company;

17.4.2.5.	the Expert will take into account any actual or reasonably estimated impact on the valuation of the Equity Interest resulting from any Deemed Offer Event occurring in terms of clause 9.2.1; and/or

17.4.2.6.	in determining the value of any Shares, the Expert shall value them as a rateable proportion of the total value of all of the Shares at the effective date of the sale;

17.4.3.	if any difficulty shall arise in applying any of the foregoing assumptions, basis or considerations then the difficulty shall be resolved by the Expert in such manner as the Expert in its absolute discretion thinks fit;

17.4.4.	the Expert, having regard to the sensitivity of any Confidential Information, shall be entitled to take advice from any Person considered by him to have expert knowledge with reference to the matter in question, including instructing professional advisers to assist him in reaching his determination. Accordingly, the Expert may call upon any professional advisers of the Company including, the Company’s then auditors or any of their predecessors, for such documents and information as the Expert may reasonably require for the purposes of this determination and the Company and the Shareholders shall give or, so far as they are able, procure that appropriate authority is given to those advisers to make the disclosures required of them and that they, as far as they are able, give the Expert all such facilities and information as the Expert may reasonably require for the purposes of his determination; and

17.4.5.	the Expert shall afford the relevant Parties the opportunity to make such written and, at its discretion, oral representations as they or any of them wish, subject to such reasonable time and other limits as the Expert may prescribe, and it shall have regard to any such representations but not be bound by them.

17.5.	The Parties shall use their reasonable endeavours to procure that the determination of the Expert shall be given within 20 (twenty) Business Days of being requested to do so and is delivered to each of the Parties to their respective addressed set out in clause 33 (Notices).

17.6.	If the determination of the relevant Fair Value, price or Blyvoor Equity Interest Amount, as applicable, is referred to the Expert in terms of clause 17.1 or 17.2 (as applicable), the date of the determination of the relevant Fair Value, price or Blyvoor Equity Interest Amount, as applicable, shall be the date on which the Shareholders or other relevant Parties receive the Expert’s determination in writing. If the relevant Fair Value, price or Blyvoor Equity Interest Amount, as applicable, is determined by written agreement between the Shareholders or other relevant Parties, the determination date shall be the date on which the agreement is made.

17.7.	The cost and expenses of an Expert appointed in terms of this clause 17 (Determination of Fair Value) in determining the fair market value and his appointment shall be borne by the Parties to the dispute in equal proportion.

18.	WARRANTIES AND UNDERTAKINGS

18.1.	All Party Warranties

Each Party warrants that -

18.1.1.	it has all requisite legal capacity, power and authority, and has all consents, Licences, authorisations, waivers and/or exemptions required to empower it, and legal right to sign and perform all of its obligations under and in terms of this Agreement and that, where applicable, this Agreement has been duly authorized by all necessary actions of its directors and that it has taken all necessary corporate actions required to empower and authorise to enter into this Agreement;

18.1.2.	this Agreement constitutes an agreement valid and binding on it and enforceable against it in accordance with its terms;

18.1.3.	where applicable, the execution of this Agreement and the performance of its obligations hereunder does not and shall not –

18.1.3.1.	contravene any Applicable Law or regulation to which that Party is subject; or

18.1.3.2.	any order of any Regulatory Authority applicable to that Party or by which any of the material properties or assets of that Party is bound; or

18.1.3.3.	contravene any provisions of that Party’s constitutional documents.

18.2.	General Warranties

Each of the warranties and representations given by the Parties in terms of this clause 18 (Warranties and Undertakings) shall –

18.2.1.	be a separate warranty and will in no way be limited or restricted by inference from the terms of any other warranty or by any other word/s in this Agreement;

18.2.2.	continue and remain in force for the duration of this Agreement; and

18.2.3.	prima facie to be deemed to be material and to be a material representation inducing the other Party to enter into this Agreement.

18.3.	Changes in Legislation

18.3.1.	Should, at any time after the Effective Date –

18.3.1.1.	the B-BBEE Legislation (or the interpretation or implementation thereof) be amended, change or applied differently; and/or

18.3.1.2.	any legislation or regulations pertaining to B-BBEE which are applicable to the Project Company and/or the shareholders in the Project Company be promulgated and/or amended; and/or

18.3.1.3.	any legislation and/or regulations be introduced and/or amended which override the B-BBEE Legislation; and/or

18.3.1.4.	any tax legislation is introduced and/or amended which has a material negative impact on the Shareholders’ shareholding in the Company,

(hereinafter collectively referred to as the “Changed Legislation”) which has or will likely have an adverse impact on the shareholding structure of the Project Company or the Company, as applicable, the Project Company’s B-BBEE Status, and/or results or will likely result in a material negative tax impact on the shareholders in the Project Company or the Company (as the case may be), each affected Party shall inform the other Parties thereof in writing.

18.4.	The Parties undertake to negotiate in good faith for a reasonable period to determine what, if any, changes or amendments to this Agreement need to be considered to adapt their relationship contemplated in this Agreement in a manner so as to enable the Project Company or the Company, as applicable, to meet the requirements of the Changed Legislation so that the Project Company maintains its B-BBEE Status and/or the commercial principles set out in this Agreement at substantially the same level and manner at which they would have been had the Changed Legislation not occurred or to address any material negative tax consequences on any of the shareholders of the Project Company, or the Project Company or the Company (as the case may be).

18.5.	Company Group Undertakings

18.5.1.	The Company hereby agrees and undertakes that it will at all times (unless agreed otherwise in writing by all of the Shareholders) exercise all of its powers, enforce its rights and carry out its obligations in relation to each of its subsidiaries, including but not limited to the Project Company, as a shareholder of such subsidiaries whether under any shareholders agreement relating to such subsidiaries, the memorandum of incorporation of such subsidiaries, Applicable Law, or otherwise.

18.5.2.	The Company hereby agrees and undertakes that it will all of its rights and powers, including all voting rights (including all voting rights held by the Company as a shareholder in the Project Company and all rights to appoint or elect directors to the board of directors of the Project Company), to procure that no resolution shall be passed, decision made or action taken by the Project Company, any other Company Group member, or by any director, shareholder or employee of the Project Company or any other Company Group member in respect of any of the Reserved Matters, without the prior written approval of Orion.

18.6.	Shareholder Undertakings

18.6.1.	To the extent that Chapter 5 of the Companies Act and/or any of the Takeover Regulations (collectively, the “Takeover Rules”) apply to:

18.6.1.1.	any Disposal of Shares in the Company;

18.6.1.2.	any change of shareholding of the Company; or

18.6.1.3.	any other transaction relating to the Company and/or its Shareholders,

contemplated in the MOI and/or any written agreement, including this Agreement concluded from time to time to which the Company and all of its Shareholders are party that restricts and/or permits the transferability of the Company’s securities other than on the terms of the Memorandum and the Shareholders Agreement (“Transactions”), each of the Shareholders, to the extent permitted by law and without derogating from any other obligations they may have under the Memorandum and this Agreement, hereby:

18.6.2.	agrees and acknowledges that such Shareholder has been advised and made aware of the provisions of the Takeover Rules relating to the regulation of an “affected transaction”, as defined in the Companies Act;

18.6.3.	irrevocably consents to each member of the Company Group and all the parties to the Transactions being exempted from the Takeover Rules by the Takeover Regulations Panel from compliance with all the relevant provisions of the Takeover Rules;

18.6.4.	agrees to take all commercially reasonable steps, including signing all documents and voting in favour of all resolutions reasonably necessary to procure an exemption from the Takeover Regulations Panel confirming that the Takeover Rules will not apply to any such Transaction;

18.6.5.	waives any and all rights and claims that such Shareholder has, or may at any time have, in terms of the Takeover Rules (including but not limited to the right to receive a mandatory offer under section 123 of the Companies Act or any circular (including any fairness opinion or financial information) from the directors of the Company) as a result of, or in connection with, the Transaction and any transaction(s); and

18.6.6.	agrees to take all actions, sign all documents, vote in favour of all resolutions and do all things reasonably necessary to enforce the waivers and/or obtain the exemptions contemplated in this clause 18.6.

19.	SHAREHOLDERS NOT TO BIND THE COMPANY

19.1.	None of the Shareholders will have the ability, power or capacity independently to act on behalf of the Company in any way.

19.2.	Each of the Shareholders undertakes that it will not seek to act on behalf of the Company in any way and each of the Shareholders respectively undertakes not to hold itself out at any time to any third party as having authority to act on behalf of, or bind, the Company in any manner whatsoever.

20.	NO PARTNERSHIP OR JOINT VENTURE

The relationship between the Shareholders shall not be construed as that of a partnership, quasi-partnership, joint venture or the like. No Shareholder shall by reason of the actions of any other Shareholder incur any personal liability as a co-partner to any third party and no Shareholder shall be entitled to authorise, represent or to hold out to any third party that the relationship between the Shareholders is that of a partnership, quasi-partnership, joint venture or the like, as aforesaid.

21.	CONFIDENTIALITY AND PUBLICITY

21.1.	The Parties record their intention that, wherever practically possible, no public announcement will be made by the Company or by any of the Shareholders concerning the Company without the prior approval of all Shareholders, which shall not be unreasonably withheld or delayed.

21.2.	Subject to the provisions of clause 16 (Right to conduct a due diligence), any information obtained by any Party to this Agreement in terms of, or arising from the implementation of, or the contents of this Agreement and any information which is confidential, proprietary and/or not generally available to the public, including, but not limited to, information relating in whole or in part to any other Party’s technical, industrial or business affairs including present and future services, business plans and strategies, marketing ideas and concepts, especially with respect to unannounced services, present and future business plans, marketing plans, sales strategies, customer information, development plans, customer requirements, or other technical and business information (collectively, “Confidential Information”) shall be treated as confidential by the Parties and shall not be used, divulged or permitted to be divulged to any Person not being a Party to this Agreement, without the prior written consent of the other Parties (which consent shall not be unreasonably withheld).

21.3.	Any Party who receives any Confidential Information agrees to hold such Confidential Information in the strictest confidence, to prevent any copying or reproduction thereof by whatever means and not to make use thereof other than for the purposes of this Agreement and to release it only to such properly authorised directors, officers, employees, agents and representatives requiring such information for the purposes of this Agreement and agrees not to release or disclose it to any other Person who has not signed an agreement expressly binding such Person not to use or disclose it other than for the purposes of this Agreement.

21.4.	The undertakings and obligations contained in this clause 21 (Confidentiality and Publicity) do not apply to information which:

21.4.1.	is publicly available at the date of disclosure or thereafter becomes publicly available from sources other than the Parties;

21.4.2.	disclosure is required by law or for the purpose of any judicial proceedings or by any Regulatory Authority if (to the extent practicable) prior notice is given to the other Parties;

21.4.3.	is required to be furnished by Applicable Law or by any recognised stock exchange on which the shares of any Party (or any of its holding companies) to this Agreement are listed may be so furnished provided that the Party in question shall, where possible and provided that it will not delay the Party concerned from complying with its obligations, consult with the other Parties before making any such announcement or statement in the event that the content of the announcement or statement is not limited to the minimum disclosure requirements as prescribed by the aforementioned rules and regulations;

21.4.4.	is disclosed by a Party in connection with judicial or arbitral proceedings (and only to the extent it is used in the proceedings), brought by any Party for the purposes of enforcing the provisions of this Agreement;

21.4.5.	is disclosed on a confidential basis by a Party to its Affiliates and their advisers, representatives, directors, Shareholders, auditors or bankers for the purposes of its business;

21.4.6.	is disclosed on a confidential basis by the Parties, their Affiliates and the Company for the taking of any action contemplated by this Agreement or related documentation;

21.4.7.	is demonstrated by the Party who receives the information as having already been in its possession prior to its receipt from or disclosure by the Company or any other Shareholder to such receiving Party; or

21.4.8.	where the other Parties have given their prior written consent to the contents and the manner of the disclosure by a Party (not to be unreasonably withheld or delayed).

21.5.	The Shareholders shall use all reasonable endeavours to procure the observance of the restrictions contained in this clause 21 (Confidentiality and Publicity) by the Company, and shall take all reasonable steps to minimise the risk of disclosure of Confidential Information, by ensuring that only they and such of their directors, officers, employees, agents and representatives whose duties require them to possess any of such information have access thereto and instructing such directors, officers, employees, agents and representatives to treat such information as confidential.

21.6.	The obligations contained in this clause 21 (Confidentiality and Publicity) shall endure, even after the termination of this Agreement, without limit in point of time except and until such Confidential Information enters the public domain as set out in clause 21.4.

21.7.	The Parties acknowledge that damages would not be a sufficient remedy for any breach of this clause 21 (Confidentiality and Publicity) and each Party will be entitled to the remedy of injunction, specific performance and other equitable relief for any threatened or actual breach, in addition to any damages or other remedy to which it may be entitled and no proof of special damages will be necessary for the enforcement of this Agreement.

22.	LISTING

22.1.	The Company shall at any time on or before the second anniversary of the Effective Date, engage an investment bank to initiate and conduct the process of a Listing.

22.2.	Following the decision to undertake a Listing, the Parties agree (without delay) to implement and affect any of the following to the extent reasonably requested by the relevant investment bank engaged by the Company to facilitate and implement the Listing process:

22.2.1.	act reasonably and provide such assistance to each other, the appointed underwriters and bookrunners and/or the Company as may reasonably be required for a successful Listing in accordance with standard market practice in respect of a Listing of its size and nature (“Reasonable Assistance”) and to vote in favour of all such resolutions as may be required to affect the Listing. Such Reasonable Assistance may include, if so required, amongst others:

22.2.1.1.	reconstitution of the Board to comply with the listings rules and requirements of the relevant exchange and appropriate governance practices, including the appointment of an appropriate number of independent directors to the Board;

22.2.1.2.	appropriate post-Listing lock-in restrictions up to a maximum period of 6 (six) months following the date of Listing;

22.2.1.3.	establishing an appropriate capital structure of the Company post-Listing; and

22.2.1.4.	a stand still on any share transfers in the period commencing 6 (six) weeks prior to the publication of the pre-listing statement or the prospectus, as the case may be, and ending on Listing;

22.2.2.	as a pre-condition to Listing, procure the release of any third party guarantees, sureties, indemnities and/or all other similar instruments and undertakings provided on behalf of the Company by any Shareholder;

22.2.3.	waive any pre-emptive rights which they may have over the Shares to be placed pursuant to the Listing; and

22.2.4.	use their respective reasonable endeavours to prepare and file an offering document for the Listing, develop a plan for the marketing of the offering, procure agreements with Listing, transfer and paying agents and procure comfort letters and opinions.

22.3.	The cost of the Listing and any primary issuance of the Shares shall be borne by the Company. The on-going stock exchange and other costs related to the Company being a publicly traded company shall also be borne by the Company.

23.	FAILURE TO TIMEOUSLY ACHIEVE A LIQUIDITY EVENT

In the event that the Company fails to achieve a Listing on or prior to 30 June 2022, then Orion and Blyvoor Gold shall negotiate in good faith for a period of not more than 3 (three) months thereafter, for purposes of agreeing a price and key material terms for Blyvoor Gold to buy (through a share purchase transaction) or the Company to buy (through a share buy-back transaction) all of Orion’s Equity Interest in the Company. If such negotiations between the Parties are successful such that the Parties enter into a binding sale agreement in relation to the Disposal of Orion’s Equity Interest within the aforesaid 3 (three) month period, then the Parties shall abandon the Listing and proceed to implement such share Disposal transaction. However, if such negotiations between the Parties are unsuccessful such that the Parties fail to enter into such binding sale agreement within 3 (three) month period, then the Parties hereby grant Orion the power and authority on behalf of the Company and the Shareholders at any time, by delivering written notice to the other Parties that it is exercising its rights under this clause 23 (Failure to Timeously Achieve Liquidity Event) (and then for the period of 18 (eighteen) months following the date on which Orion delivers such written notice), to initiate and conduct any process to achieve a Liquidity Event (as defined below), and each of the Parties hereby agrees to take all action reasonably required by Orion to facilitate and implement the Liquidity Event process, including to take all of the action contemplated in clauses 22.2.1 to 22.2.4 (both inclusive), in each case as and to the extent requested in writing by Orion. During such period, Orion may, in its discretion, do whatever is necessary on behalf of the Company and the Shareholders (i) to achieve a Listing of the Company on, mutatis mutandis, the same terms and conditions as set out in clause 22 (Listing) and/or (ii) to undertake a competitive sale process (whether or not in parallel with the Listing process) to implement the sale of all of the Shareholders’ Shares or a sale of all or the greater part of the assets or undertaking of the Company to a bona fide third party (each a “Liquidity Event”).

24.	INDEPENDENT ADVICE AND RELIANCE

Each Party hereby acknowledges and agrees that –

24.1.	they have been free to secure independent legal and other professional advice (including financial and tax advice) as to the nature and effect of all of the transaction contemplated in this Agreement and that they have either taken such independent advice or have dispensed with the necessity of doing so;

24.2.	all of the provisions of this Agreement and the restrictions contained herein are fair and reasonable in all of the circumstances and are in accordance with their intentions; and

24.3.	they have not placed any reliance upon the advice, views and/or opinions expressed by the other of them or the other Party’s independent legal, tax and other advisors in the preparation, negotiating, executing and implementing of this Agreement.

25.	SUPPORT AND GOOD FAITH

25.1.	Each of the Parties undertakes at all times to co-operate with each other and execute and deliver to the other Parties and do all such things, perform all such actions and take all such steps and to procure the doing of all such things, the performance of all such actions and the taking of all such steps as may be reasonably within its power and necessary for or incidental to the putting into effect or maintenance of the terms, conditions and/or import of this Agreement.

25.2.	Each Party undertakes in favour of the other Parties to exercise all such voting rights to implement and observe (and procure the implementation and observance of) the provisions of this Agreement.

25.3.	Each Party hereby irrevocably and unconditionally undertake to exercise its votes as Shareholders of the Company to procure that the Company, and the Company hereby undertakes to, adhere to and comply with any and all of the Company’s obligations in terms of this Agreement.

25.4.	The Parties shall at all times during the continuance of this Agreement observe the principles of good faith towards one another in the performance of their obligations in terms of this Agreement. This implies, without limiting the generality of the foregoing, that they shall –

25.4.1.	at all times during the term of this Agreement act reasonably, honestly and in good faith;

25.4.2.	not unreasonably withhold or delay any consent that they are required to give under this Agreement; and

25.4.3.	perform their obligations arising from this Agreement diligently and with reasonable care.

26.	ARBITRATION

26.1.	Arbitration

26.1.1.	Any dispute, controversy or claim arising out of or in connection with this Agreement including any question regarding its existence, validity or termination (a “Dispute”) shall be referred to and finally resolved by arbitration under the Arbitration Rules (which are deemed to be incorporated by reference into this clause 26 (Arbitration)). The number of arbitrators shall be three (3). The claimant shall nominate one (1) arbitrator for appointment by the LCIA Court and the respondent shall nominate one (1) arbitrator for appointment by the LCIA Court (in the Request and in the Response, respectively). To the extent that the claimant or respondent fails nominate an arbitrator for appointment by the LCIA Court in the Request and/or Response (as applicable), the relevant arbitrator shall be chosen and appointed by the LCIA Court. The third arbitrator, who shall be the president of the arbitral tribunal, shall be selected by the two co-arbitrators within thirty (30) days of their appointment. To the extent the third arbitrator is not selected by the end of this thirty (30) day period, such arbitrator shall be chosen and appointed by the LCIA. The seat of arbitration shall be London, England, and the language of arbitration shall be English. The award shall be final and binding upon the Parties and the costs of the arbitration shall be apportioned by the tribunal. Judgment on the award may be entered in any court having jurisdiction. The Emergency Arbitrator provisions in the Arbitration Rules shall not apply. This clause 26 (Arbitration) shall not preclude the Parties from seeking provisional remedies in aid of arbitration from a court of competent jurisdiction. The Parties covenant and agree that they shall conduct all aspects of such arbitration having regard at all times to expediting the final resolution of such arbitration.

26.1.2.

The arbitration, including any settlement discussions between the Parties related to the subject matter of the arbitration, shall be conducted on a private and confidential basis and any and all information exchanged and disclosed during the course of the arbitration shall be used only for the purposes of the arbitration and any appeal therefrom. None of the Parties shall communicate any information obtained or disclosed during the course of the arbitration to any third party except to those experts or consultants employed or retained by, or consulted about retention on behalf of, such party in connection with the arbitration and solely to the extent necessary for assisting in the arbitration, and only after such persons have agreed to be bound by these confidentiality conditions. In the event that disclosure of any information related to the arbitration is required to comply with Applicable Law or court order, an application to a court for provisional remedies, or to satisfy that party’s financial reporting obligations, the disclosing party shall promptly notify the other party of such disclosure, shall limit such disclosure to only that information so required to be disclosed and shall have availed itself of the full benefits of any laws, rules, regulations or contractual rights as to disclosure on a confidential basis to which it may be entitled.

26.1.3.	Any award of the tribunal and the reasons therefor shall also be kept confidential except (i) as may reasonably be necessary to obtain enforcement thereof or for the purposes of any challenge or appeal therefrom; (ii) for either party to comply with its disclosure obligations under Applicable Law; (iii) to permit the Parties to exercise properly their rights under the Arbitration Rules; and (iv) to the extent that disclosure is required to allow the Parties to consult with their professional advisors or to satisfy their financial reporting obligations.

26.1.4.	The arbitration agreement set out in this clause 26 (Arbitration) shall be governed by and construed in accordance with English law.

26.2.	Consolidated arbitration

26.2.1.	In order to facilitate the comprehensive resolution of related disputes, all claims between any of the Parties that arise under or in connection with this Agreement or any other related agreement may be consolidated into a single consolidated arbitration subject to the provisions of this clause. If an arbitration is commenced pursuant to this Agreement and any party to that arbitration contends that it is substantially related to another arbitration already commenced under this or a related agreement and that the issues in dispute should be heard in one arbitration, the arbitral tribunal appointed in the arbitration commenced first shall determine whether the separate arbitrations should be consolidated into one arbitration before that tribunal. If either:

26.2.1.1.	all parties to all the arbitrations sought to be consolidated agree; or

26.2.1.2.	the arbitral tribunal appointed in the arbitration proceedings commenced first determines that:

26.2.1.3.	there are issues of fact or law common to the arbitrations so that a consolidated arbitration would be more efficient than separate arbitrations; and

26.2.1.4.	no party would be unduly prejudiced as a result of such consolidation through undue delay or otherwise,

26.2.2.	the tribunal appointed in the arbitration commenced first may order consolidation and all the parties to all the arbitrations agree to be bound by the tribunal’s decision in relation to consolidation. All the parties waive any rights that they may have to object to the constitution of the tribunal upon such consolidation upon the grounds that the members of that tribunal have not been nominated or appointed by such parties.

26.3.	Orion’s option to resolve Dispute through English Courts

26.3.1.	Notwithstanding clause 26.1, Orion shall be entitled at any time or, where it receives a Request for Arbitration from any Party in respect of one or more Disputes, within 21 days of the date of such receipt, by notice in writing to such Party require that a Dispute be heard by a court of law instead of arbitration. If Orion gives such notice, the Dispute(s) to which such notice refers shall be determined in accordance with clause 26.3.3 below.

26.3.2.	Where Orion gives notice to such Party in accordance with clause 26.3.1 above, such Party shall forthwith withdraw any Request for Arbitration it has sent to the LCIA.

26.3.3.	The Parties agree that, where Orion gives notice to such Party in accordance with clause 26.3.1 above, the courts of England shall have exclusive jurisdiction to settle such Dispute(s) and, for such purposes, such Party irrevocably submits to the jurisdiction of such courts. Final judgment against such Party in any such action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction, including the Republic of South Africa, by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the judgment, or in any other manner provided by Applicable Law.

26.3.4.	For the purposes of clause 26.3.3 above, such Party agrees that the courts of England are the most appropriate and convenient courts to settle such Disputes, and irrevocably waives any objection which they might now or hereafter have to the courts of England being nominated as the forum to hear and determine any such Disputes.

27.	PERSONAL REMEDIES

27.1.	If any Party breaches any provision or term of this Agreement (other than those which contain their own remedies or limit the remedies in the event of a breach thereof) and fails to remedy such breach within 15 (fifteen) Business Days of receipt of written notice from any Party requiring it to do so, then such breach shall not constitute ground for winding up the Company but the aggrieved Party shall be entitled without notice, in addition to any other remedy available to it at law or under this Agreement (save for cancellation which remedy shall not be available to the Parties), including obtaining an interdict, to claim specific performance of any obligation whether or not the due date for performance has arrived, in either event without prejudice to the aggrieved Party’s right to claim damages.

27.2.	Each of the Parties acknowledges that it may be difficult or even impossible to measure in money, the damages that will arise from the failure of another Party to perform any of its obligations under this Agreement. Bearing in mind that cancellation is not a remedy available under this Agreement, the Parties agree that it shall be competent for any Party to bring an action for specific performance of the provisions of this Agreement.

27.3.	Subject to the provisions of clauses 26 (Arbitration), 27.1 and 27.2, no remedy conferred by this Agreement is intended to be exclusive of any other remedy, which is otherwise available at law, by statute or otherwise. Each remedy shall be cumulative and in addition to every other remedy given hereunder or now or hereafter existing at law, by statute or otherwise. The election of any one or more remedy by any of the Parties shall not constitute a waiver by such Party of the right to pursue any other remedy.

28.	SEVERABILITY

If any provision of this Agreement is determined to be invalid, illegal or unenforceable in any respect, all other provisions of this Agreement shall nevertheless remain in full force and effect and the Parties shall negotiate in good faith to replace any provision that is invalid, illegal or unenforceable with such other valid provision that most closely replicates the economic effect and rights and benefits of such impugned provision.

29.	SURVIVAL OF RIGHTS, DUTIES AND OBLIGATIONS

Termination of this Agreement for any cause shall not release a Party from any liability which at the time of termination has already accrued to such Party or which thereafter may accrue in respect of any act or omission prior to such termination.

30.	WHOLE AGREEMENT, NO AMENDMENT

30.1.	This Agreement constitutes the whole agreement between the Parties relating to the subject matter hereof and supersedes any other discussions, agreements and/or understandings regarding the subject matter hereof.

30.2.	No addition to, amendment of or consensual cancellation of this Agreement or any provision or term hereof, and no settlement of any disputes arising under this Agreement and no extension of time, waiver or relaxation or suspension of or agreement not to enforce or to suspend or postpone the enforcement of any of the provisions or terms of this Agreement, shall be binding unless recorded in a written document signed by the Parties (or in the case of an extension of time, waiver or relaxation or suspension, signed by the Party granting such extension, waiver or relaxation). Any such extension, waiver or relaxation or suspension which is so given or made shall be strictly construed as relating strictly to the matter in respect whereof it was made or given.

30.3.	No oral undertaking not to sue (pactum de non petendo) shall be of any force or effect.

30.4.	No extension of time or waiver or relaxation of any of the provisions or terms of this Agreement or any agreement or other document issued or executed pursuant to or in terms of this Agreement, shall operate as an estoppel against any Party in respect of its rights under this Agreement, nor shall it operate so as to preclude such Party thereafter from exercising its rights strictly in accordance with this Agreement.

30.5.	To the extent permissible by law no Party shall be bound by any express or implied term, representation, warranty, promise or the like not recorded herein, whether it induced the contract and/or whether it was negligent or not.

31.	PERSONAL RIGHTS

Any rights or benefit afforded to an individual Shareholder by name in this Agreement and not to Shareholders generally are personal rights that do not attach to the Shares owned or held by that Shareholder from time to time and accordingly no such rights or benefits shall be transferable or transmissible (save in respect of a Permitted Transferee) by that Shareholder with any transfer or transmission of the Shares owned or held by it and no such rights or benefits may be ceded and/or assigned (save in respect of a Permitted Transferee), in each case without the prior approval of the Shareholders by special resolution.

32.	SUCCESSOR BOUND

Subject to clause 31 (Personal Rights), this Agreement shall be binding on and shall inure for the benefit or the successor and assigns and personal representatives (as the case may be) of each of the Shareholders. Accordingly, the rights and obligations of each Party arising out of or pursuant to this Agreement or its termination or cancellation will devolve upon and bind its legal representatives, successor-in-title and permitted assigns.

33.	NOTICES

Unless otherwise specifically provided in this Agreement, any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered by hand to an officer or other responsible employee of the addressee or transmitted by facsimile transmission or other by electronic communication, addressed to:

33.1.	Company:

Physical:	[****]

Postal:	[****]

E-mail:	[****]

Attention:	[****]

33.2.	Blyvoor Gold:

Physical:	[****]

Postal:	[****]

Email:	[****]

Attention:	[****]

33.3.	Orion:

Physical:	[****]

Postal:	[****]

E-mail:	[****]

Attention:	[****]

33.4.	Stratocorp:

Physical:	[****]

Postal:	[****]

E-mail:	[****]

Attention:	[****]

or at such other address, facsimile number or email address as such Party from time to time directs in writing to the other Party. Any notice or other communication given in accordance with this clause, if delivered by hand as aforesaid shall be deemed to have been validly and effectively given on the date of such delivery if such date is a Business Day and such delivery is received before 4:00 pm at of the place of delivery; otherwise, it shall be deemed to be validly and effectively given on the Business Day next following the date of delivery. Any notice of communication which is transmitted by facsimile transmission or electronic mail as aforesaid, shall be deemed to have been validly and effectively given on the date of transmission if such date is a Business Day and such transmission was received before 4:00 pm at the place of receipt; otherwise it shall be deemed to have been validly and effectively given on the Business Day next following such date of transmission.

34.	GOVERNING LAW AND SUBMISSION TO JURISDICTION

This Agreement, and all disputes and claims arising out of or in connection with it, shall be governed in all respects by and shall be interpreted in accordance with the laws of South Africa and, subject to clause 26 (Arbitration), the Parties hereby consent and submit to the non-exclusive jurisdiction of High Court of South Africa, Gauteng Local Division, Johannesburg for all purposes of and in connection with this Agreement.

35.	NO CESSION AND ASSIGNMENT

35.1.	This Agreement shall ensure to the benefit of and shall be binding on and enforceable by the Parties and their respective successors and permitted assigns.

35.2.	In each case other than as expressly contemplated elsewhere in this Agreement:

35.2.1.	none of Blyvoor Gold, the Company nor Stratocorp shall transfer, in whole or in part, any of its rights or obligations under this Agreement without the prior written consent of Orion (such consent not to be unreasonably withheld or delayed); and

35.2.2.	Orion shall not transfer, in whole or in part, any of its rights or obligations under this Agreement without the prior written consent of Blyvoor Gold (such consent not to be unreasonably withheld or delayed).

35.3.	This Agreement may not be assigned or transferred in whole or in part to any Sanctioned Person or Sanctioned Entity, provided that Orion may make such assignment or transfer with the prior written consent of each of the Parties (such consent not to be unreasonably withheld or delayed).

36.	COSTS

36.1.	Each Party shall bear their own costs and disbursements of and incidental to the negotiation, preparation, settling, signing and implementation of this Agreement.

36.2.	Each Party shall pay their own costs, including all legal costs on an attorney-own- client basis and Valued-Added Tax, incurred by that Party arising out of or in connection with a breach, subject to any award of a court or arbitrator.

37.	STIPULATIO ALTERI

No part of this Agreement shall constitute a contract in favour of any Person who is not a Party to the Agreement (stipulatio alteri) unless the provision in question expressly provides that it does constitute a stipulatio alteri.

38.	EXECUTION IN COUNTERPARTS

This Agreement may be executed in one or more counterparts, and by the Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier or electronic format shall be effective as delivery of a manually executed counterpart of this Agreement.

SIGNED by the Parties on the following dates and at the following places respectively:

For:	BLYVOOR GOLD PROPRIETARY LIMITED

Signature:	/s/ Richard Floyd
who warrants that he / she is duly authorised thereto

Name:	Richard Floyd
Date:	30 August 2018
Place:	Sandton

BLYVOOR GOLD RESOURCES PROPRIETARY LIMITED

Signature:	/s/ Alan Smith
who warrants that he / she is duly authorised thereto

Name:	Alan Smith
Date:	30 August 2018
Place:	Houghton

ORION MINE FINANCE FUND II LP, DULY REPRESENTED HEREIN BY ITS GENERAL PARTNER ORION MINE FINANCE GP II LP, IN TURN DULY REPRESENTED HEREIN BY THE ULTIMATE GENERAL PARTNER ORION MINE FINANCE GP II LIMITED

Signature:	/s/ Sarah Demerling
who warrants that he / she is duly authorised thereto

Name:	Sarah Demerling
Date:	30 August 2018
Place:

Signed: by Stratocorp Proprietary Limited solely for the purposes of accepting the obligations set out in clauses 8.3, 12.5 and 17 to 38 (both inclusive), and for no other reason whatsoever.

For:	STRATOCORP PROPRIETARY LIMITED

Signature:	/s/ Richard Floyd
who warrants that he / she is duly authorised thereto

Name:	Richard Floyd
Date:	30 August 2018
Place:	Sandton